Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

FORTRESS VALUE ACQUISITION CORP. II,

FVAC MERGER CORP. II,

and

WILCO HOLDCO, INC.

February 21, 2021

i

Exhibit A – Acquiror A&R Charter

Exhibit B – Acquiror A&R Bylaws

Exhibit C – Form of Subscription Agreement

Exhibit D –Stockholders Agreement

Exhibit E –Registration Rights Agreement

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger is made and entered into as of February 21, 2021, by and among Fortress Value Acquisition Corp. II, a Delaware corporation (“Acquiror”), FVAC Merger Corp. II, a Delaware corporation and a direct, wholly-owned subsidiary of Acquiror (“Merger Sub”) and Wilco Holdco, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated for the purpose of effecting a Business Combination;

WHEREAS, Merger Sub is a newly formed, wholly-owned, direct subsidiary of Acquiror, and was formed for the sole purpose of effecting the Merger (as defined below);

WHEREAS, the Company is a healthcare company, specializing in outpatient physical therapy services (the “Business”);

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and other applicable requirements of Law, the Parties wish to enter into a Business Combination transaction by which Merger Sub will merge with and into the Company (the “Merger”), with the Company being the Surviving Company of the Merger (the Company, in its capacity as the Surviving Company of the Merger, is sometimes referred to as the “Surviving Company”);

WHEREAS, in connection with the Closing, Acquiror will, (a) subject to obtaining the Acquiror Stockholder Approval, adopt the Amended and Restated Certificate of Incorporation substantially in the form attached hereto as Exhibit A (the “Acquiror A&R Charter”); and (b) adopt the Amended and Restated Bylaws of Acquiror substantially in the form attached hereto as Exhibit B (the “Acquiror A&R Bylaws”);

WHEREAS, concurrently with the execution and delivery of this Agreement, the Sponsor and Acquiror and certain officers and directors of Acquiror have entered into an Amended and Restated Letter Agreement (as it may be amended, restated, modified or supplemented from time to time, the “Sponsor Letter Agreement”) dated as of the date hereof;

WHEREAS, concurrently with the execution and delivery of this Agreement, certain investors have entered into subscription agreements, in substantially the form attached hereto as Exhibit C (collectively, the “Subscription Agreements”), pursuant to which, at the Closing, such investors have agreed, upon the terms and subject to the conditions set forth therein, to subscribe for and purchase Acquiror Class A Common Stock at a purchase price of $10.00 per share, for an aggregate cash amount of $300,000,000 (such amount, the “PIPE Investment Amount,” and, such purchase of Acquiror Class A Common Stock, the “PIPE Investment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, certain stockholders of the Company and their Affiliates have entered into a stockholders agreement attached hereto as Exhibit D (the “Stockholders Agreement”), to be effective upon the Effective Time;

WHEREAS, concurrently with the execution and delivery of this Agreement, Acquiror, the Sponsor, certain stockholders of the Company and their Affiliates have entered into an amended and restated registration rights agreement attached hereto as Exhibit E (the “Registration Rights Agreement”), to be effective upon the Effective Time;

WHEREAS, the Acquiror Board has unanimously (a) determined that the transactions contemplated by this Agreement and the Ancillary Agreements, including the Merger (the “Transactions”), are fair to, advisable and in the best interests of Acquiror and its stockholders, (b) approved and declared advisable this Agreement and the Transactions, including the issuance of shares of Acquiror Class A Common Stock to the stockholders of the Company pursuant to the terms of this Agreement and the adoption of the Acquiror A&R Charter in connection with the Transactions and (c) recommended that the stockholders of Acquiror approve the Transactions and each of the Transaction Proposals;

WHEREAS, the Merger Sub Board has (a) determined that the Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (b) approved and declared advisable this Agreement and the Transactions and (c) recommended that the sole stockholder of Merger Sub adopt this Agreement and approve the Transactions;

WHEREAS, effective upon the execution of this Agreement, Acquiror, as the sole stockholder of Merger Sub, has adopted this Agreement in accordance with the DGCL;

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously (a) determined that the Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Transactions and (c) recommended that the stockholders of the Company adopt this Agreement and approve the Transactions (the “Company Board Approval”);

WHEREAS, effective upon the Company Board Approval and the subsequent execution and delivery of this Agreement, the Company Stockholders have adopted this Agreement in accordance with the DGCL;

WHEREAS, each of the Key Employees has entered into an employment agreement (or an amendment to an existing agreement), dated as of the date hereof and effective upon the Closing (each, an “Employment Agreement”); and

WHEREAS, each of the Parties intends that, for U.S. federal and applicable state and local income tax purposes, the Merger shall qualify either as a reorganization within the meaning of Section 368(a) of the Code, or an exchange to which Section 351(a) of the Code applies (or both) (the “Intended Tax Treatment”).

NOW, THEREFORE, in consideration of the foregoing, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the applicable provisions of the DGCL, Merger Sub and the Company shall consummate the Merger, pursuant to which Merger Sub shall be merged with and into the Company, following which the separate corporate existence of Merger Sub shall cease and the Company shall continue as the Surviving Company after the Merger as a direct, wholly-owned subsidiary of Acquiror.

Section 1.2 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the Effective Time, all the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of Merger Sub and the Company shall become the property, rights, privileges, agreements, powers and franchises, debts, liabilities, duties and obligations of the Surviving Company.

Section 1.3 Governing Documents. By virtue of the Merger and without any further action on the part of Acquiror, Merger Sub, the Company, the Company Stockholders or the holders of any of the securities of Acquiror or any other Person, at the Effective Time:

(a) the certificate of incorporation of the Surviving Company shall remain the same as the certificate of incorporation of the Company as in effect immediately prior to the Effective Time, shall not be amended by the Merger and shall remain the certificate of incorporation of the Surviving Company until thereafter amended as provided therein or as may be required by applicable Law; and

(b) the bylaws of the Surviving Company shall remain the same as the bylaws of the Company as in effect immediately prior to the Effective Time, shall not be amended by the Merger, and shall remain the bylaws of the Surviving Company until thereafter amended as provided therein or as may be required by applicable Law.

Section 1.4 Directors and Officers of the Surviving Company. The Parties shall take all requisite actions so that, at the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable requirements of Law: (i) the directors of the Company immediately prior to the Effective Time shall be the directors of the Surviving Company; and (ii) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Company.

Section 1.5 Effect of the Merger on the Company Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any further action on the part of Acquiror, Merger Sub, the Company, the Company Stockholders or the holders of any of the securities of Acquiror or any other Person, the following shall occur:

(a) any shares of Company Stock held in the Company’s treasury or held, directly or indirectly, by Acquiror, Merger Sub or any direct wholly-owned Subsidiary of the Company immediately prior to the Effective Time (each an “Excluded Share”) shall be cancelled and retired, and no consideration shall be paid or payable in respect thereof;

(b) except for Dissenting Shares, if applicable, and subject to Section 1.6 and Section 1.9, (i) each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive the Per Share Preferred Consideration and (ii) each share of Company Common Stock issued and immediately prior to the Effective Time shall be automatically converted into (A) the right to receive the Per Share Common Stock Consideration and (B) the contingent right to receive the Earn Out Shares following the Closing in accordance with, and subject to the vesting conditions provided for in, ARTICLE III (together with the Per Share Common Stock Consideration and the Per Share Preferred Consideration, the “Per Share Consideration”); and

(c) each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall be converted into one fully paid, validly issued and non-assessable share of common stock, par value $0.01 per share, of the Surviving Company.

Section 1.6 Fractional Shares.

(a) No fractional shares of Acquiror Class A Common Stock shall be issued in connection with the Transactions, and no certificates or scrip for any such fractional shares shall be issued.

(b) Any holder of shares of Company Stock who would otherwise be entitled to receive a fraction of a share of Acquiror Class A Common Stock (after aggregating all fractional shares of Acquiror Class A Common Stock issuable to such holder) pursuant to Section 1.5 shall, in lieu of such fraction of a share and upon compliance with Section 1.8, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest and subject to any required Tax withholding, equal to the product of (i) the amount of the fractional share interest in a share of Acquiror Class A Common Stock to which such holder otherwise would have been entitled but for this Section 1.6 multiplied by (ii) $10.00.

Section 1.7 Dissenting Shares.

(a) Notwithstanding anything to the contrary contained in this Agreement, shares of Company Stock with respect to which appraisal rights are available under Section 262 of the DGCL, if any (it being understood that nothing set forth in this Agreement shall be deemed to imply, admit or establish the availability of any such appraisal rights in connection with the Transactions), and which are held by a holder who shall have neither voted in favor of the Merger nor consented thereto in writing and, as of the Closing: (i) has made a proper demand for appraisal of such shares of Company Stock in accordance with Section 262 of the DGCL; and (ii) has otherwise complied with all applicable provisions of Section 262 of the DGCL (any such shares being referred to as “Dissenting Shares” until such time as such holder withdraws, fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares) shall not be converted into or represent the right to receive the applicable Per Share Consideration in accordance with Section 1.5, but shall be entitled only to such rights (if any) as are granted by the DGCL to a holder of Dissenting Shares.

(b) Notwithstanding the provisions of Section 1.7(a), if any Dissenting Shares shall lose their status as such (through failure to perfect, waiver, withdrawal or otherwise), then such shares shall be deemed automatically, as of the Effective Time, to have been converted into, and to represent only, the right to receive the applicable Per Share Consideration in accordance with Section 1.5(b), without interest thereon, upon proper delivery of the Company Stock Certificates in the manner provided in this ARTICLE I.

(c) The Company shall give Acquiror (i) prompt written notice of (A) any demand for appraisal received from its stockholders prior to the Effective Time pursuant to Section 262 of the DGCL, (B) any withdrawal of such demand pursuant to Section 262 of the DGCL and (C) any other instruments served pursuant to the DGCL received by the Company relating to appraisal demands, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal pursuant to the DGCL. The Company shall not, except with the prior written consent of Acquiror (which consent shall not be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do or commit to do any of the foregoing.

Section 1.8 Exchange of Certificates.

(a) Prior to the dissemination of the Proxy Statement, Acquiror and the Company shall mutually agree upon a transfer agent or another bank or trust company to act as exchange agent in the Merger (the “Exchange Agent”) and Acquiror shall enter into an agreement reasonably acceptable to Acquiror and the Company with the Exchange Agent relating to the services to be performed by the Exchange Agent. Substantially concurrently with the Effective Time, Acquiror shall cause to be deposited with the Exchange Agent: (i) a sufficient number of shares of Acquiror Class A Common Stock (whether represented in certificated or non-certificated direct registration form) to be issued pursuant to Section 1.5; (ii) cash in immediately available funds sufficient to make payments of the Aggregate Preferred Cash Consideration pursuant to Section 1.5 and (iii) cash in immediately available funds sufficient to make payments in lieu of fractional shares in accordance with Section 1.6 and, if applicable, any dividends or other distributions pursuant to Section 1.8(c). The shares of Acquiror Class A Common Stock and cash amounts so deposited with the Exchange Agent pursuant to this Section 1.8(a), together with any dividends or distributions received by the Exchange Agent with respect to such shares of Acquiror Class A Common Stock, are referred to collectively as the “Exchange Fund.” The Exchange Fund shall be held in trust by the Exchange Agent and shall not be used for any purpose other than to pay the Per Share Consideration to holders of Company Stock in accordance with Section 1.5(b), cash in lieu of any fractional shares in accordance with Section 1.6 and any dividends or other distributions pursuant to Section 1.8(c).

(b) Concurrently with the mailing of the Proxy Statement, Acquiror shall cause the Exchange Agent to mail to each Person who is a holder of record of Company Stock Certificates: (i) a letter of transmittal in customary form to be approved by the Company (the “Letter of Transmittal”), and including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent (and such other documents as may be reasonably required by the Exchange Agent); and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for the applicable Per Share Consideration that such holder is entitled to receive pursuant to Section 1.5; cash in lieu of any fractional shares in accordance with Section 1.6 and any dividends or other distributions pursuant to Section 1.8(c). Upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent: (A) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor the applicable Per Share Consideration that such holder is entitled to receive pursuant to Section 1.5 (and cash in lieu of any fractional shares in accordance with Section 1.6 and any dividends or other distributions pursuant to Section 1.8(c)); and (B) the Company Stock Certificate so surrendered shall be cancelled. Until surrendered or cancelled as contemplated by this Section 1.8(b), each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive the applicable Per Share Consideration that such holder is entitled to receive pursuant to Section 1.5 (and cash in lieu of any fractional shares in accordance with Section 1.6 and any dividends or other distributions pursuant to Section 1.8(c)). In the event of a transfer of ownership of Company Stock which is not registered in the transfer records of the Company, the applicable Per Share Consideration that such holder is entitled to receive pursuant to Section 1.5 (and cash in lieu of any fractional shares in accordance with Section 1.6 and any dividends or other distributions pursuant to Section 1.8(c)) may be issued to or paid to, as applicable, a Person other than the Person in whose name the Company Stock Certificates so surrendered are registered, if such Company Stock Certificates so surrendered are registered, shall be properly endorsed or otherwise be in proper form and with proper evidence for transfer and the Person requesting such issuance shall pay any transfer, stamp or other similar Taxes required by reason of the issuance of or payment of the applicable Per Share Consideration to a Person other than the registered holder of such Company Stock Certificates, or establish to the satisfaction of Acquiror that such Tax has been paid or is not applicable. If any Company Stock Certificate shall have been lost, stolen or destroyed, Acquiror may, in its reasonable discretion and as a condition to the issuance of or payment of the applicable Per Share Consideration require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Acquiror may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Acquiror or the Surviving Company with respect to such Company Stock Certificate.

(c) No dividends or other distributions declared or made with respect to Acquiror Class A Common Stock with a record date after the Effective Time shall be paid or otherwise delivered to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Acquiror Class A Common Stock that such holder has the right to receive in the Merger until the later to occur of: (i) the date on which the holder surrenders such Company Stock Certificate in accordance with this Section 1.8 and (ii) the payment date for such dividend or distribution with respect to Acquiror Class A Common Stock (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar laws, to receive all such dividends and distributions, without interest).

(d) Any portion of the Exchange Fund that remains undistributed to holders of Company Stock Certificates as of the date that is six months after the Closing Date shall be delivered to Acquiror upon written demand. Any holders of Company Stock Certificates who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.8 shall thereafter look only to Acquiror for, and be entitled to the applicable Per Share Consideration that such holder has the right to receive pursuant to the provisions of Section 1.5 (and cash in lieu of fractional shares in accordance with Section 1.6 and any dividends or other distributions pursuant to Section 1.8(c)).

(e) Neither Acquiror nor the Surviving Company shall be liable to any holder or former holder of Company Stock or to any other Person with respect to any shares of Acquiror Class A Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property law, escheat law or other similar requirements of Law.

Section 1.9 Adjustments to Per Share Consideration. If, during the period from the date of this Agreement through the Effective Time, the outstanding shares of Acquiror Class A Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the Per Share Consideration shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 1.9 shall be construed as permitting Acquiror to take any action or enter into any transaction otherwise prohibited by this Agreement.

Section 1.10 Closing of Transfer Books.

(a) All shares of Company Stock outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and all holders of Company Stock Certificate(s) shall cease to have any rights as Company Stockholders, except the right to receive the applicable Per Share Consideration contemplated by Section 1.5, cash in lieu of any fractional share of Acquiror Class A Common Stock pursuant to Section 1.6 and any dividends or other distributions pursuant to Section 1.8(c).

(b) At the Effective Time, the stock transfer books of the Company shall be closed with respect to all shares of Company Stock outstanding immediately prior to the Effective Time and no further transfer of any such shares of Company Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid Company Stock Certificate is presented to the Exchange Agent or to the Surviving Company or Acquiror, such Company Stock Certificate shall be cancelled and shall be exchanged as provided in Section 1.8.

Section 1.11 Withholding Rights. Each of the Exchange Agent, Acquiror and the Surviving Company shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax law; provided, that the Exchange Agent, Acquiror and the Surviving Company, as applicable, shall use commercially reasonable efforts to provide the Company with a written notice of such Person’s intention to withhold at least five Business Days prior to any such withholding and shall reasonably cooperate with the applicable payee to minimize any such withholding. To the extent that amounts are so deducted and withheld and timely remitted to the applicable Governmental Authority, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by the Exchange Agent, Acquiror or the Surviving Company, as the case may be.

Section 1.12 Corporate Governance Matters. At the Effective Time, the Acquiror Board shall be a classified board initially comprised of eight members. Unless otherwise agreed to by Acquiror and the Company prior to the Closing, Acquiror shall cause the Acquiror Board, the committees of the Acquiror Board and the officers of Acquiror at the Effective Time to be comprised of the individuals set forth on Schedule 1.12 in accordance with the procedures contemplated thereon, in each case to hold office from and after the Effective Time until the earliest to occur of the appointment or election of his or her respective successor, resignation or proper removal in accordance with applicable requirements of Law. The Acquiror Board shall comply with Stock Exchange requirements applicable to “controlled companies,” including with respect to independence and committee composition, and will not be required to comply with certain Stock Exchange governance requirements from which “controlled companies” are exempt.

ARTICLE II

THE CLOSING

Section 2.1 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”), other than the filing of the Certificate of Merger, shall take place remotely by electronic exchange of executed documents, commencing at 9:00 a.m. New York City time on the date that is three Business Days after the date on which all conditions set forth in ARTICLE VII shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or at such other time and place as Acquiror and the Company may mutually agree. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Notwithstanding anything to the contrary contained herein, in no event shall the Closing Date occur prior to the date that is 60 days after the date hereof without the prior written consent of the Company.

Section 2.2 Deliveries at Closing.

(a) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, except in the case of the Company Transaction Expense Certificate and the Company Preferred Consideration Certificate, which shall be delivered two Business Days prior to Closing, the Company shall deliver to Acquiror:

(i) a written statement setting forth all accrued and unpaid Transaction Expenses of the Company, which shall include the respective amounts and wire transfer instructions for the payment thereof (the “Company Transaction Expense Certificate”);

(ii) a written statement setting forth the respective amounts payable to each holder of Company Preferred Stock entitled to receive the Per Share Consideration pursuant to Section 1.5(b)(i) (the “Company Preferred Consideration Certificate”);

(iii) a copy of the certificate of merger with respect to the Merger (the “Certificate of Merger”), duly executed by the Company;

(iv) a certificate signed on behalf of the Company by an authorized officer of the Company certifying that, to the knowledge and belief of such officer, and solely in his or her capacity as an officer of the Company, the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) as they relate to the Company have been satisfied;

(v) the certificate required under Section 6.14; and

(vi) the other documents, instruments or certificates required to be delivered by the Company at or prior to the Closing pursuant to Section 7.2.

(b) Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, except in the case of the Acquiror Financing Certificate and Acquiror Transaction Expense Certificate, which shall be delivered two Business Days prior to Closing, Acquiror shall deliver to the Company:

(i) a certificate (the “Acquiror Financing Certificate”), signed by the secretary of Acquiror, certifying (A) that the Acquiror Stockholder Approval has been obtained and remains in full force and effect, (B) the number of shares of Acquiror Class A Common Stock included in the Acquiror Stock Redemption, if any, and the aggregate amount of cash proceeds that will be required to complete the Acquiror Stock Redemption, (C) the number of shares of Acquiror Class A Common Stock to be outstanding as of the Closing after giving effect to the Acquiror Stock Redemption; (D) the amount of Available Cash as of the Reference Time and (E) that the Available Cash as of immediately prior to the Closing equals or exceeds the Minimum Cash Balance after giving effect to the Acquiror Stock Redemption, if any;

(ii) a written statement setting forth all accrued Transaction Expenses of Acquiror, which shall include the respective amounts and wire transfer instructions for the payment thereof (the “Acquiror Transaction Expense Certificate”);

(iii) evidence from the Secretary of State of the State of Delaware of the filing of the Acquiror A&R Charter with the Secretary of State of the State of Delaware in accordance with Section 2.3(d) and evidence from Acquiror of the adoption of the Acquiror A&R Bylaws;

(iv) a certificate signed on behalf of Acquiror by an authorized officer of Acquiror certifying that, to the knowledge and belief of such officer, and solely in his or her capacity as an officer of Acquiror, the conditions set forth in Section 7.3(a), Section 7.3(b) and Section 7.3(c) as they relate to Acquiror have been satisfied;

(v) the other documents, instruments or certificates required to be delivered by Acquiror at or prior to the Closing pursuant to Schedule 1.12; and

(vi) the other documents, instruments or certificates required to be delivered by Acquiror at or prior to the Closing pursuant to Section 7.3.

Section 2.3 Closing. At the Closing, the Parties shall cause the consummation of the following transactions in the following order, upon the terms and subject to the conditions of this Agreement:

(a) Acquiror shall make any payments required to be made by Acquiror in connection with the Acquiror Stock Redemption;

(b) Acquiror shall pay, or cause to be paid by wire transfer of immediately available funds, (i) all accrued Transaction Expenses of Acquiror as set forth on the Acquiror Transaction Expense Certificate and (ii) all accrued and unpaid Transaction Expenses of the Company as set forth of the Company Transaction Expense Certificate to the applicable payees, to the extent not paid prior to the Closing;

(c) Acquiror shall contribute to Merger Sub: (i) the amount of cash remaining in the Trust Account and (ii) the PIPE Investment Amount after giving effect to the transactions set forth in clauses “(a)” and “(b);”

(d) the Acquiror A&R Charter shall be filed by Acquiror with the Secretary of State of the State of Delaware, in accordance with the procedures set forth in Schedule 2.3 and the applicable provisions of the DGCL; and

(e) the Certificate of Merger shall be filed by the Company with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the DGCL (the time of such filing, or such later time as may be agreed in writing by the Company and Acquiror and specified in the Certificate of Merger, being the “Effective Time”).

ARTICLE III

EARN-OUT

Section 3.1 Issuance of Earn Out Shares.

(a) Following the Closing, and as additional consideration for the Merger and the Transactions, within five Business Days after the occurrence of a Triggering Event, Acquiror shall issue or cause to be issued to the Company Common Stockholder the following shares of Acquiror Class A Common Stock (which may be equitably adjusted in accordance with Section 3.3, the “Earn Out Shares”), upon the terms and subject to the conditions set forth in this Agreement and the Ancillary Agreements:

(i) upon the occurrence of Triggering Event I, a one-time issuance of 5,000,000 Earn Out Shares;

(ii) upon the occurrence of Triggering Event II, a one-time issuance of 5,000,000 Earn Out Shares; and

(iii) upon the occurrence of Triggering Event III, a one-time issuance of 5,000,000 Earn Out Shares.

(b) For the avoidance of doubt, the Company Common Stockholder shall be entitled to receive Earn Out Shares upon the occurrence of each Triggering Event; provided, however, that each Triggering Event shall only occur once, if at all, and in no event shall the Company Common Stockholder be entitled to receive more than an aggregate of 15,000,000 Earn Out Shares.

Section 3.2 Acceleration Event. If, during the Earn Out Period, there is a Change of Control that will result in the holders of Acquiror Class A Common Stock receiving a per share price in excess of the applicable Common Share Price required in connection with any Triggering Event (an “Acceleration Event”), then immediately prior to the consummation of such Change of Control: (a) any such Triggering Event that has not previously occurred shall be deemed to have occurred; and (b) Acquiror shall issue the applicable Earn Out Shares to the Company Common Stockholder, and the recipients of such issued Earn Out Shares shall be eligible to participate in such Change of Control.

Section 3.3 Adjustments to Earn Out Shares. If, during the period from the Effective Time through the end of the Earn Out Period, the outstanding shares of Acquiror Class A Common Stock are changed into a different number or class of shares by reason of any merger, stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reorganization, reclassification, recapitalization or other similar transaction, or a record date with respect to any such event shall occur during such period, then the number of Earn Out Shares issued pursuant to this ARTICLE III shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action; provided, however, that nothing in this Section 3.3 shall be construed as permitting Acquiror to take any action or enter into any transaction otherwise prohibited by this Agreement. If, during the period from the Effective Time through the end of the Earn Out Period, Acquiror, the Surviving Company, or any of their respective successors or assigns consolidates with or merges into any other Person (including in connection with a Change of Control) and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in this ARTICLE III, provided however, that the forgoing shall not limit Acquiror or the Surviving Company from consummating a Change of Control or entering into an agreement that contemplates a Change of Control.

Section 3.4 Tax Treatment of Earn Out Shares. Any issuance of Earn Out Shares, including any issuance of Earn Out Shares made upon the occurrence of an Acceleration Event pursuant to Section 3.2, shall be treated as an adjustment to the Aggregate Common Stock Consideration by the Parties for U.S. federal and applicable state and local income tax purposes, unless otherwise required by Law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Disclosure Schedules prepared in accordance with Section 10.2(e), the Company represents and warrants to Acquiror as follows:

Section 4.1 Organization and Authority. The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to own, lease or operate its properties and assets and to conduct the Business as it is now being conducted and contemplated to be conducted, except where the failure to have such power and authority would not be material to the Company and its Subsidiaries, taken as a whole. True, accurate and complete copies of the Company Organizational Documents have been Made Available to Acquiror. The Company is duly licensed or qualified to do business and in good standing in all jurisdictions in which its ownership of property or assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified and in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.2 Authorization and Enforceability. The Company has all requisite corporate power and authority to execute, deliver and perform this Agreement and each Ancillary Agreement to which it is a party, and carry out the Company’s obligations hereunder and thereunder and to consummate the Transactions, in each case, subject to the consents, approvals, authorizations and other requirements described in Section 4.5 and the adoption of this Agreement by holders of a majority of the voting power represented by all outstanding shares of Company Stock voting together as a single class (the “Company Requisite Approval”). The execution, delivery and performance by the Company of this Agreement and each Ancillary Agreement to which it is a party and the consummation of the Transactions have been duly and validly authorized and approved by the Company Board and, upon receipt of the Company Requisite Approval, no other proceeding on the part of the Company is necessary to consummate the Transactions contemplated by this Agreement or any Ancillary Agreement to which it is or will be a party. This Agreement has been duly and validly executed and delivered by the Company, and assuming due authorization and execution by each other Party, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability (x) may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting or relating to enforcement of creditors’ rights generally and (y) is subject to general principles of equity, regardless of whether enforceability is considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exceptions”). Each Ancillary Agreement to be executed by the Company at or prior to the Closing will be, when executed and delivered by the Company, duly and validly executed and delivered, and assuming due authorization and execution by each other Party thereto and the consummation of the Closing, will constitute a legal, valid and binding obligation of the Company, enforceable against the Company, in accordance with its terms, except as such enforceability may be limited by or subject to any applicable Bankruptcy and Equity Exception. The Company Requisite Approval is the only vote of the holders of any class or series of capital stock of the Company required to adopt this Agreement and approve the Transactions.

Section 4.3 Noncontravention. The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which the Company is a party by the Company do not, and the consummation or performance of the Transactions will not, (a) conflict with or violate any provision, or result in the breach, of the Company Organizational Documents or any Organizational Document of any Subsidiary of the Company, (b) conflict with or result in any violation of any provision of any Law applicable to the Company or any of its Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a right of termination, cancellation, modification, acceleration or amendment under, any of the terms, conditions or provisions of any Material Contract or any of the Leases or (d) result in the creation of any Lien upon any of the material properties or assets of the Company, except with respect to clauses “(b)”, “(c)” and “(d)” above, where any such violation, conflict, breach, default or right would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.4 Subsidiaries. A true, correct and complete list of all the Company’s Subsidiaries, together with the jurisdiction of organization or incorporation of each such Subsidiary, the percentage of the outstanding ownership interest and the names of the record owners of all securities and other equity interests of each such Subsidiary owned by the Company and each other Subsidiary of the Company, in each case, as of the date hereof, is set forth on Schedule 4.4. Each Subsidiary of the Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or entity power and authority to own, lease or operate its assets and to conduct its business as it is now being conducted, except where the failure to have such power and authority would not reasonably be expected to have a Company Material Adverse Effect. True, accurate and complete copies of the Organizational Documents of each of the Company’s Subsidiaries have been Made Available to Acquiror. Each Subsidiary of the Company is duly qualified or licensed as a foreign limited liability company, foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not reasonably be expected to have a Company Material Adverse Effect. Other than each of the Company’s Subsidiaries, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any Person.

Section 4.5 Governmental Authorities; Consents. The execution and delivery of this Agreement, and the other Ancillary Agreements to which the Company is a party, by the Company does not, and the consummation or performance of the Transactions by the Company will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority, except (a) for applicable requirements, if any, of the Exchange Act or state securities or “blue sky” laws (“Blue Sky Laws”), (b) applicable requirements of the HSR Act, (c) the filing of the Certificate of Merger in accordance with the DGCL and (d) such consents, approvals, authorizations, permissions, filings or notifications which are made or obtained or, if not made or obtained, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.6 Capitalization.

(a) Schedule 4.6(a) accurately sets forth, as of the date hereof, the number of equity interests of each class and series of the Company which are authorized (where applicable) and which are issued and outstanding. All such issued and outstanding equity interests of the Company are duly authorized, validly issued, fully paid and non-assessable, and are held of record by the Persons and in the amounts set forth on Schedule 4.6(a).

(b) (i) No equity interests of the Company are reserved for issuance or are held as treasury securities; (ii) no equity interests of the Company are subject to or were issued in violation of any pre-emptive rights, rights of first refusal, tag-along rights, drag-along rights, transfer restrictions, proxies, voting trusts, stockholder agreements or other agreements or understandings in effect to which the Company is a party with respect to the voting or transfer of such equity interests; (iii) there is no restricted stock or any outstanding subscriptions, options, warrants, rights, calls, conversion rights, rights of exchange, convertible or exchangeable securities or other plans or commitments, contingent or otherwise, relating to the equity interests of the Company other than as contemplated by this Agreement; (iv) there are no outstanding contracts or other agreements to which the Company is a party to purchase, redeem or otherwise acquire any outstanding equity interests of the Company or securities or obligations of any kind convertible into any equity interests of the Company; and (v) there are no outstanding or authorized equity appreciation, phantom equity, equity incentive plans, profits interests or similar rights with respect to the Company.

Section 4.7 Financial Statements.

(a) The Company has Made Available true, correct and complete copies of the audited consolidated balance sheets and consolidated statements of income (loss), stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the twelve months ended December 31, 2019 and 2018 (collectively, the “Year-End Financial Statements”), together with all related notes and schedules thereto, prepared in accordance with GAAP applied on a consistent basis throughout the covered periods (except as may be indicated in the notes thereto), accompanied by an unqualified report of the Company’s independent auditor with respect thereto.

(b) The Company has Made Available true, correct and complete copies of the unaudited consolidated balance sheets and consolidated statements of income (loss), stockholders’ equity and cash flows of the Company and its Subsidiaries as of and for the nine months ended September 30, 2020 and the prior comparable period (the “Interim Financial Statements” and, together with the Year-End Financial Statements, the “Financial Statements”), prepared in accordance with GAAP applied on a consistent basis throughout the covered periods (except as may be indicated in the related notes and schedules and subject, in the case of unaudited financial statements, to normal recurring year-end and quarter-end adjustments (the effect of which will not, individually or in the aggregate, be material to such financial statements) and the absence of notes to such statements).

(c) The Financial Statements fairly present, in all material respects, the financial position, results of operations and cash flows of the Company and its Subsidiaries for the periods indicated in such Financial Statements and were derived from, and accurately reflect in all material respects, the books and records of the Company and its Subsidiaries.

(d) As of the Closing, the Company will have established and will maintain a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that records are maintained that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of the Company and its Subsidiaries; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with the authorizations of management and directors of the Company; and (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s and its Subsidiaries’ assets that could have a material effect on the financial statements. As of the date hereof, the Company has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of the Company and its Subsidiaries, (y) “material weakness” in the internal controls over financial reporting of the Company and its Subsidiaries or (z) fraud, whether or not material, that involves management or other employees of the Company and its Subsidiaries who have a role in the internal controls over financial reporting of the Company and its Subsidiaries.

(e) There are no outstanding loans or other extensions of credit made by the Company to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of the Company.

Section 4.8 Undisclosed Liabilities. There is no liability, debt or obligation of the Company or any of its Subsidiaries that would be required to be set forth or reserved for on a consolidated balance sheet prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto (if any), (b) that have arisen since the date of the most recent balance sheet included in the Interim Financial Statements in the Ordinary Course of Business, (c) that have arisen in connection with the Transactions, (d) for future performance under any Contract to which the Company or any of its Subsidiaries is a party or (e) which would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.9 Actions. As of the date of this Agreement, (a) there are no pending Actions or, to the Knowledge of the Company, Actions threatened, against the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective directors or officers (with regard to their actions in their capacities as such), and (b) neither the Company nor any of its Subsidiaries or, to the Knowledge of the Company, their respective properties or assets is subject to any continuing Governmental Order, except in the case of clauses “(a)” and “(b),” as would not be material to the Company and its Subsidiaries, taken as a whole. Except as would not be material to the Company and its Subsidiaries, taken as a whole, (x) there is no audit, examination or investigation by any Governmental Authority (other than ordinary course audits or examinations by an agency or regulating agency) pending or, to the Knowledge of the Company, threatened, of or against the Company or any of its Subsidiaries, and (y) to the Knowledge of the Company, there is no any audit, examination or investigation by any Governmental Authority (other than ordinary course audits or examinations by an agency or regulating agency) pending, or threatened in writing, of or against any of the directors or officers (with regard to their actions in their capacities as such) of the Company or any of its Subsidiaries. As of the date of this Agreement, there is no (i) pending Action or Action threatened by the Company or any of its Subsidiaries against any third party, except as would not be material to the Company and its Subsidiaries, taken as a whole, or (ii) settlement agreement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of its Subsidiaries.

Section 4.10 Compliance with Laws; Permits.

(a) The Company and each of its Subsidiaries is, and since January 1, 2018, has been in compliance with all applicable Laws and applicable requirements thereof, except where failure to be in such compliance as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, the Company has not been sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law, except for such sanctions, fines or penalties as would not be material to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority alleging a violation of any applicable Law by the Company nor any of its Subsidiaries at any time since January 1, 2018, except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(b) (i) Each of the Company and its Subsidiaries is in possession of all Permits necessary for the Company or such Subsidiary, as applicable, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Company Permits”) in compliance with all applicable Laws, except where the failure to have such Company Permits would not be material to the Company and its Subsidiaries, taken as a whole, (ii) all such Company Permits are valid and in full force and effect and (iii) there are no proceedings pending, or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, suspension or adverse modification of any Company Permit, in each case, except for such revocation, cancellation, suspension or adverse modification would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(c) (i) None of the Company or any of its Subsidiaries, is or has ever been a Sanctioned Person and (ii) to the Knowledge of the Company, since January 1, 2018, none of the Company’s or any of its Subsidiaries’ respective directors, limited liability company managers (or equivalent governing authority), officers, employees, agents or representatives is or has been a Sanctioned Person. Since January 1, 2018, except as would not be material to the Company and its Subsidiaries, taken as a whole, the operations of the Company and its Subsidiaries have been conducted in compliance with all Sanctions. None of the Company or any of its Subsidiaries, or any of their respective directors, limited liability company managers (or equivalent governing authority), officers, or employees is or has been the subject of any enforcement proceedings or, to the Knowledge of the Company, any investigation or inquiry by any Governmental Authority with respect to Sanctions, and there is no such enforcement proceeding or, to the Knowledge of the Company, investigation or inquiry pending or to the Knowledge of the Company, threatened. The Company and its Subsidiaries have in place controls and systems reasonably designed to ensure compliance with Sanctions in each of the jurisdictions in which the Company and its Subsidiaries operate or do business.

Section 4.11 Material Contracts.

(a) Schedule 4.11(a) contains a true, accurate and complete list, as of the date of this Agreement, of each of the following Contracts (other than any Company Benefit Plan or lease or license for real property) to which the Company or any of its Subsidiaries is a party or otherwise bound (each such Contract required to be set forth on Schedule 4.11(a) collectively, the “Material Contracts”):

(i) each Contract evidencing outstanding Indebtedness of the Company or any of its Subsidiaries (other than guarantees or surety Contracts in respect of obligations under real property leases), in each case in an aggregate amount thereunder in excess of $1,000,000;

(ii) each partnership or joint venture (which includes the sharing of the Company’s and/or any of the its Subsidiaries’ profits);

(iii) each Contract that involves the acquisition or disposition of capital stock or other equity interests of another Person (other than the Company or any of its Subsidiaries, to the extent such entity was a Subsidiary at the time such Contract was entered into), whether by merger, consolidation or otherwise, in each case, which has been entered into since January 1, 2018;

(iv) any Contract that contains an existing obligation (contingent or otherwise) to pay any material amounts with respect to indemnification obligations, purchase price adjustment, earn-outs, backend payment or similar obligations, in all cases in connection with any completed acquisition or disposition by the Company;

(v) each Contract with any Material Payor or Material Supplier, other than any work orders, purchase orders, invoices and similar documents issued in the Ordinary Course of Business;

(vi) each Contract with any physician, physician practice, surgery center, home health agency, hospital or other referral source (A) involving consideration in excess of $100,000 in any twelve-month period or (B) from whom the Company or any of its Subsidiaries (on a consolidated basis) have received referrals generating more than $250,000 during the year ended December 31, 2019;

(vii) any Contract (other than those made in the Ordinary Course of Business) providing for: (A) the grant of any preferential rights to purchase or lease any asset of the Company or any of its Subsidiaries or (B) any right (exclusive or non-exclusive) to sell or distribute any material product or service of the Company or any of its Subsidiaries;

(viii) each Contract with any Governmental Authority (other than payor or provider Contracts in respect of any Federal Health Care Program or Contracts for athletic training services provided to any middle school, high school, college or university);

(ix) each Contract requiring any capital commitment or capital expenditures (including any series of related expenditures in excess of $1,000,000);

(x) each Contract providing for “most favored customer” or similar terms that limit the Company’s or one of its Subsidiaries’ right to determine pricing for products or services;

(xi) each Contract that limits, or purports to limit, in any material respect the ability of the Company or any Subsidiary of the Company (A) to compete in any material line of business or with any Person or entity or in any geographic area or during any period of time or (B) from soliciting customers; and

(xii) each collective bargaining agreement or other Contract with a trade union or other labor organization.

(b) (i) Each Material Contract is a legal, valid and binding obligation of the Company or a Subsidiary of the Company and, to the Knowledge of the Company, the other parties thereto; and (ii) except as would not be material to the Company and its Subsidiaries, taken as a whole: (A) neither the Company nor any of the Subsidiaries of the Company is in breach or violation of, or default under, any Material Contract, nor has any Material Contract been cancelled by the other party; (B) to the Knowledge of the Company, no other party is (with or without notice or lapse of time or both) in breach or violation of, or default under, any Material Contract; and (C) since January 1, 2018, neither the Company nor any of the Subsidiaries of the Company has received any written claim of default or breach under any Material Contract. The Company has Made Available to Acquiror true, correct and complete copies of all Material Contracts, including any and all exhibits, schedules and amendments thereto (other than any work orders, purchase orders, invoices and similar documents issued in the Ordinary Course of Business).

Section 4.12 Real Property.

(a) Neither the Company nor any of its Subsidiaries owns a fee interest in any real property.

(b) Schedule 4.12(b) lists (i) a true, correct and complete list of each material parcel of real property leased or subleased by the Company or any of its Subsidiaries as of the date hereof by street address and (ii) each material lease or sublease with respect to the 30 clinic sites with the highest aggregate annual payments under the terms of the applicable material lease, and each material non-clinic lease of the Company or any of its Subsidiaries, including with respect to the Company’s corporate headquarters (such documents in clause “(ii)”, the “Leases”). True, correct and complete copies of all Leases have been Made Available to Acquiror (the underlying properties, collectively, the “Leased Real Property”). Except as would not be reasonably expected to curtail or interfere, in any materially adverse respect to the current use and operation of the Leased Real Property: (i) each Lease is in full force and effect, is valid and effective in accordance with its respective terms, subject to any applicable Bankruptcy and Equity Exception, (ii) there is not, under any Lease, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a material default) by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by the other party to such Lease or sublease, (iii) no action, suit, investigation, arbitration or administrative or other proceeding is pending or, to the Knowledge of the Company, threatened with respect to the Leased Real Property and (iv) neither the Company nor any of its Subsidiaries have received any written notice of a material violation applicable to any building, zoning, health or other Law with respect of the use or occupation of any Leased Real Property.

Section 4.13 Employee Benefits.

(a) Schedule 4.13(a) sets forth a true, correct and complete list of all material Company Benefit Plans, excluding any employment, restrictive covenant, consulting, or equity award agreement, offer letter or other agreement which does not materially deviate from the applicable Company form, which is included on Schedule 4.13(a) (“Individualized Agreements”). With respect to each material Company Benefit Plan, the Company has Made Available to Acquiror a current, true, correct and complete copy of each such Company Benefit Plan other than Individualized Agreements (or if no such copy exists, a written description of the material terms thereof) and, to the extent material and applicable, (i) any amendments, (ii) the most recent summary plan description as well as any summary of material modifications thereof, (iii) trust agreement or other funding instrument, (iv) the most recent Form 5500 series and (v) copies of the most recently received Internal Revenue Service determination, opinion or advisory letter for each such Company Benefit Plan.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, all contributions and/or payments owed by the Company under the terms of any Company Benefit Plan have been timely accrued for or paid in full when and as required to be paid.

(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan has been established, maintained, administered and operated in accordance with its terms and in compliance with the applicable terms of ERISA, the Code, and any other applicable Law.

(d) Except as would not be material to the Company and its Subsidiaries, taken as a whole, each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received, or is based on a form of plan that has received, a favorable determination or opinion letter from the Internal Revenue Service, and, to the Knowledge of the Company, nothing has occurred, whether by action or failure to act, that would reasonably be expected to cause such determination letter to be revoked.

(e) Neither the Company nor any of its ERISA Affiliates has within the past six years maintained, established, participated in or contributed to, been obligated to contribute to, or incurred any obligation or liability (including any contingent liability) under, an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (including any “multiemployer plan” within the meaning of Section (3)(37) of ERISA).

(f) With respect to any Company Benefit Plan, except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) no Actions (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, (ii) no audit or other administrative proceeding by the United States Department of Labor, the Internal Revenue Service or other Governmental Authority is pending, or, to the Knowledge of the Company, threatened and (iii) there has been no non-exempt “prohibited transaction” within the meaning of Section 4975(c) of the Code or Section 406 of ERISA involving the assets of any Company Benefit Plan.

(g) Neither the Company nor any Subsidiary has any obligation to gross-up or reimburse any individual for any tax or related interest or penalties incurred by such individual, under Sections 409A or 4999 of the Code.

(h) Neither the execution and delivery of this Agreement nor the consummation of the Transactions will, either alone or in connection with any other event(s): (i) result in any payment or benefit becoming due to any current or former employee, contractor or director of the Company or any Subsidiary under any Company Benefit Plan; (ii) increase any amount of compensation or benefits otherwise payable to any current or former employee, contractor or director of the Company or any Subsidiary under any Company Benefit Plan; or (iii) result in the acceleration of the time of payment, funding or vesting of any benefits to any current or former employee, contractor or director of the Company or any Subsidiary under any Company Benefit Plan.

Section 4.14 Labor and Employment.

(a) (i) Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining agreement or other Contract with a union or other labor organization, (ii) there is no union organizing effort pending, or to the Knowledge of the Company, threatened with respect to any employees of the Company or any Subsidiary of the Company and (iii) since January 1, 2018, there has been no actual, or to the Knowledge of the Company, threatened strike, organized slowdown, work stoppage, lockout, arbitration, picketing, hand-billing or other material labor dispute with respect to any employees of the Company or any Subsidiary of the Company.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with all applicable Laws regarding employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, immigration and employment authorization (including Form I-9 compliance) and unemployment insurance.

(c) To the Knowledge of the Company, since January 1, 2018, no allegations of sexual or other unlawful harassment or discrimination have been made against (i) any officer of the Company or its Subsidiaries, or (ii) any employee of the Company or its Subsidiaries at the level of vice-president or above.

(d) To the Knowledge of the Company, no employee of the Company or its Subsidiaries at the level of vice-president or above is in material violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation (i) to the Company or its Subsidiaries, or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

(e) Since January 1, 2018, neither the Company nor any of its Subsidiaries has engaged in layoffs, furloughs or employment terminations, whether temporary or permanent, and neither the Company nor any of its Subsidiaries has plans to engage in any layoffs, furloughs or employment terminations, whether temporary or permanent, within the next six months. The Company and its Subsidiaries, taken as a whole, has sufficient employees to operate the Business as currently conducted.

(f) The Company and its Subsidiaries and are not themselves direct government contractors required to comply with Executive Order 11246 and, except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and its Subsidiaries are in compliance with Executive Order 11246 and other applicable Laws requiring affirmative action or other employment related actions for government contractors or subcontractors.

Section 4.15 Taxes.

(a) All income and other material Tax Returns required by Law to be filed by the Company or its Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings) and all such Tax Returns are true, correct and complete in all material respects. All Taxes shown due on such Tax Returns and all other material amounts of Taxes owed by the Company and its Subsidiaries (whether or not shown due on any Tax Return) have been timely paid. The Company and each of its Subsidiaries have established reserves in accordance with GAAP on the Financial Statements that, as of the dates of the applicable Financial Statements, were adequate for the payment of all material Taxes not yet due and payable with respect to the Company and each of its Subsidiaries.

(b) Each of the Company and its Subsidiaries has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, stockholder or any other third party and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority and has otherwise complied in all material respects with all applicable Laws relating to the withholding, collection, payment and reporting of such Taxes.

(c) Neither the Company nor any of its Subsidiaries is currently engaged in any audit, examination, investigation, administrative, judicial or similar proceeding with a Governmental Authority with respect to material Taxes, and, to the Knowledge of the Company, no such proceeding has been threatened. Neither the Company nor its Subsidiaries has been assessed any deficiency for material Taxes that has not been paid or settled in full, and, to the Knowledge of the Company, no such deficiency has been threatened. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a Tax Return that such entity is or may be subject to material Taxes or material Tax Return filing obligations in that jurisdiction.

(d) Neither the Company nor its Subsidiaries (or any predecessor thereof) has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying or intended to qualify for tax-free treatment under Section 355 of the Code in the prior two years.

(e) Neither the Company nor its Subsidiaries has been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(f) There are no Liens with respect to unpaid Taxes on any of the assets of the Company or its Subsidiaries, other than Permitted Liens.

(g) Neither the Company nor any of its Subsidiaries is or has been a member of any consolidated, combined or unitary group (other than a group the common parent of which is the Company or any of its Subsidiaries). Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), (ii) as a transferee or successor or by operation of law, or (iii) by Contract (other than pursuant to customary Tax gross-up or indemnity provisions in credit agreements or in other commercial Contracts not primarily relating to Taxes).

(h) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation to, any Governmental Authority or other Person under any Tax Sharing Agreements, except, in each case, (i) for any customary Tax gross-up or indemnity provisions in credit agreements or in other commercial contracts not primarily relating to Taxes, or (ii) for any such agreement exclusively between or among the Company and its Subsidiaries.

(i) Except for extensions resulting from the extension of the time to file any applicable Tax Return, there are no outstanding agreements extending or waiving the statute of limitations applicable to any material Tax or material Tax Return with respect to the Company or any of its Subsidiaries or extending a period of collection, assessment or deficiency for material Taxes due from or with respect to the Company or any of its Subsidiaries, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. None of the Company or any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return not previously filed (other than a validly obtained extension of time not requiring the consent of the applicable Governmental Authority). No private letter ruling, administrative relief, closing agreement, technical advice or other similar ruling or request therefor has been granted or issued by, or is pending with, any Governmental Authority with respect to material Taxes of the Company or any of its Subsidiaries.

(j) To the Knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

(k) Neither the Company nor any of its Subsidiaries will be required to include any material item of income, or exclude any material item of deduction, for any taxable period (or portion thereof) beginning on or after the Closing Date as a result of: (i) an installment sale transaction occurring on or before the date hereof governed by Code Section 453 (or any similar provision of state, local or foreign Laws); (ii) a disposition occurring on or before the date hereof reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or foreign Laws); (iii) any prepaid amounts received on or prior to the date hereof or deferred revenue realized, accrued or received on or prior to the date hereof outside of the ordinary course of business; (iv) a change in method of accounting with respect to Taxes that occurred or was requested on or prior to the date hereof (or as a result of the use of an impermissible method of accounting prior to the date hereof); (v) an agreement entered into with any Governmental Authority (including a “closing agreement” under Code Section 7121 or similar provision of state, local, or foreign law) on or prior to the date hereof; or (vi) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax law) occurring or created on or prior to the date hereof.

(l) Neither the Company nor any of its Subsidiaries has deferred any “applicable employment taxes” under Section 2302 of the CARES Act.

(m) Neither the Company nor any of its Subsidiaries has any unpaid liability under Code Section 965 or any similar provision of U.S. state or local or non-U.S. Tax Law.

(n) Other than the representations and warranties set forth in Section 4.13 (insofar as it relates to Taxes), this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters.

Section 4.16 Intellectual Property.

(a) Schedule 4.16(a) sets forth a list of all Intellectual Property registrations and applications for registration of Intellectual Property owned by the Company and its Subsidiaries as of the date of this Agreement.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns or has the valid right to use all material Intellectual Property necessary for, or used in, the operation of the business of the Company as currently conducted (all such Intellectual Property that is owned by the Company and the Company’s Subsidiaries collectively, the “Company Owned Intellectual Property”), free and clear of all Liens (other than Permitted Liens). Schedule 4.16(c) sets forth a non-exhaustive list of material Company Owned Intellectual Property, other than the Intellectual Property registrations and applications for registration set forth in Schedule 4.16(a).

(c) Except as would not be material to the Company and its Subsidiaries, taken as a whole: (i) there are no claims against the Company or any of its Subsidiaries that are presently pending, or to the Knowledge of the Company, threatened, (A) contesting the validity, use, ownership or enforceability of any of the Company Owned Intellectual Property, or (B) alleging any infringement, misappropriation or other violation of any Intellectual Property rights of any other Persons; (ii) to the Knowledge of the Company, the operation of the Company’s business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property of any other Person; and (iii) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any material Company Owned Intellectual Property.

(d) The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect the secrecy and confidentiality of the material trade secrets included in the Company Owned Intellectual Property. Except as would not be material to the Company and its Subsidiaries, taken as a whole, no such material trade secret has been authorized by the Company or any of its Subsidiaries to be disclosed to any Person other than pursuant to a non-disclosure agreement restricting the disclosure of such trade secret.

(e) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, or has a valid right to access and use all computer systems, networks, hardware, software, and equipment used in connection with the business of the Company as currently conducted (“Company IT Systems”). The Company IT Systems (i) are adequate for, and operate and perform in all material respects as required in connection with, the operation of the business of the Company as currently conducted and (ii) do not, to the Knowledge of the Company, contain any viruses, worms, trojan horses, bugs, faults or other devices, errors, contaminants or effects that: (A) materially disrupt or adversely affect the functionality of any Company IT Systems, except as disclosed in their documentation; or (B) enable or assist any Person to access without authorization any Company IT Systems. To the Knowledge of the Company, since January 1, 2018, there have been no security breaches of the Company IT Systems and there have been no adverse events affecting any Company IT Systems that adversely affected the Company’s and its Subsidiaries’ business or operations, in each case, except as would not be material to the Company and its Subsidiaries, taken as a whole.

Section 4.17 Compliance with Healthcare Laws and Information Privacy and Security Laws.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, none of the Company or any of its Subsidiaries or any of their respective directors, limited liability company managers (or equivalent governing authority), officers or, to the Knowledge of the Company, employees or independent contractors (with respect to their activities on behalf of the Company or its Subsidiaries) (i) is, or since January 1, 2018, has been, in violation of, conducting its business or operations in violation of, or using or occupying its properties or assets in violation of any Healthcare Laws, (ii) has, since January 1, 2018, received any written notice of any alleged violation of, or any citation, suspension, revocation, limitation, warning, claim or request for repayment or refund issued by a Governmental Authority that alleges or asserts that the Company or any of its Subsidiaries have violated any Healthcare Laws or which requires or seeks to adjust, modify or alter any of the Company’s or its Subsidiaries’ operations, activities, services or financial condition, in each case that has not been fully and finally resolved to the Governmental Authority’s satisfaction without further liability to the Company or any Company Subsidiary or (iii) is subject to or has entered into any written agreement, including any individual or corporate integrity agreement, settlement or Government Order related to any actual or alleged violation of any applicable Healthcare Law.

(b) Since January 1, 2018, except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries have prepared, submitted and implemented timely and effective responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all (i) internal or third-party audits, inspections, investigations or examinations of the Company and its Subsidiaries and (ii) investigations, subpoenas, investigations, demands, complaints or allegations by customers, patients, Governmental Authorities or other Persons.

(c) The Company and each of its Subsidiaries (i) has in place healthcare regulatory compliance programs including policies, procedures and training programs reasonably designed to cause the Company, each Company Subsidiary and their respective directors, limited liability company managers (or equivalent governing authority), officers, employees, contractors and vendors to be in compliance with all applicable Healthcare Laws, including the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b), the federal Physician Self-Referral Law, 42 U.S.C. § 1395nn, and all applicable billing and claims requirements and (ii) is operating in compliance in all material respects with such compliance programs, including with respect to training of workforce members when hired and periodically thereafter.

(d) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any of their respective directors, limited liability company managers (or equivalent governing authority), officers, employees, contractors or vendors, have on behalf of the Company or any of its Subsidiaries directly or indirectly solicited, received, made or offered to make any contribution, gift, bribe, rebate, payoff, influence payment or kickback to any person, regardless of form: (i) in violation of the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b(b), the federal Physician Self-Referral Law, 42 U.S.C. § 1395nn or any other state or federal anti-bribery, anti-kickback, anti-inducement, anti-corruption or anti-fraud Laws; or (ii) to obtain or maintain any referral or favorable treatment in securing business in violation of any applicable Healthcare Law.

(e) The Company and each of its Subsidiaries that participates in any Third Party Payor Program is qualified to participate in such Third Party Payor Program and is duly enrolled and certified therein, and has the requisite provider and supplier numbers to bill the Medicare program, the respective Medicaid program in the state or states in which such entity operates, and all other Third Party Payor Programs that each of such Subsidiaries of the Company currently bills to. To the Knowledge of the Company, the Company and each of its Subsidiaries is operating, and since January 1, 2018 has operated, in compliance with all Third Party Payor Program rules and regulations and all provisions of each Third Party Payor Program contract to which it is party or by which it is bound, except as would not be material to the Company and its Subsidiaries, taken as a whole. There is no Action pending or, to the Knowledge of the Company, threatened, which has resulted in or could reasonably be expected to result in any material revocation, suspension, termination, probation, restriction, limitation, non-renewal or other material adverse modification of the participation by the Company or any of its Subsidiaries in any Third Party Payor Program or of any supplier or provider number, or result in the Company’s or any of its Subsidiaries’ or any of the Leases’ exclusion from any Third Party Payor Program.

(f) Except as would not be material to the Company and its Subsidiaries, taken as a whole, since January 1, 2018, the Company and each of its Subsidiaries has, (i) timely filed all reports and billings required to be filed with respect to each Third Party Payor Program, all of which were prepared and filed in compliance with applicable Laws and applicable Payor requirements and (ii) paid all known and undisputed refunds, overpayments, discounts and adjustments due with respect to any such report or billing (except, with respect to Payors other than any Federal Health Care Program, for credit balances set forth in the Financial Statements or arising since the date of the most recent Financial Statements in the Ordinary Course of Business). All Claims submitted by or on behalf of the Company or any of its Subsidiaries since January 1, 2018 have been submitted in material compliance with applicable Laws and the rules, regulations, policies and procedures of the applicable third party Payors and there are no material pending or, to the Knowledge of the Company, threatened, audits (including written notice of an intent to audit), investigations, appeals, adjustments or Actions for or relating to such Claims, except as would not be material to the Company and its Subsidiaries, taken as a whole. All material Claims submitted by the Company or its Subsidiaries were for goods actually sold or services actually performed by the billing Company or Subsidiary of the Company to eligible patients, properly coded and, except for clerical errors, otherwise true and correct, and, to the Knowledge of the Company, there are no facts or circumstances that would give rise to any disallowance, recoupment, denial of payment, suspension of payment, overpayment, or penalty action or proceeding against the Company or any of its Subsidiaries.

(g) Except as would not be material to the Company and its Subsidiaries, taken as a whole, the Company and each of its Subsidiaries has, since January 1, 2018, taken, commercially reasonable steps to verify that and, to the Knowledge of the Company, each of the physical therapists and other health care professionals currently employed or engaged by the Company or any of its Subsidiaries to provide professional services, has, since January 1, 2018 (or such earlier date as such Person has been employed or engaged by the Company or applicable Subsidiary of the Company) been at all applicable times duly licensed, certified and registered to provide such services and in good standing with all applicable Governmental Authorities (including the board of physical therapy in the state in which he or she practices), and duly enrolled and credentialed with each Third Party Payor Program that requires such enrollment or credentialing for Claims submitted by the Company or applicable Subsidiary of the Company.

(h) None of the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any of their respective current directors, limited liability company managers (or equivalent governing authority), officers, employees or other health care professionals, is, or since January 1, 2018, has been (i) debarred, excluded or suspended from participating in any Federal Health Care Program, (ii) subject to a civil monetary penalty assessed under Section 1128A of the Social Security Act, or sanctioned, indicted or convicted of a crime, or pled nolo contendere or to sufficient facts in connection with any allegation of a violation of any Federal Health Care Program requirement or Healthcare Law or (iii) listed on the General Services Administrative (“GSA”) published list of parties excluded from federal procurement programs and non-procurement programs. The Company and each of its Subsidiaries maintains and since January 1, 2018 has maintained, policies and procedures to screen its officers, employees and other health care professionals for Federal Health Care Program, GSA and Office of Foreign Asset Control of the U.S. Department of Treasury (“OFAC”) exclusion or debarment prior to their association with the Company or its Subsidiary and on a regular basis thereafter.

(i) Each of the Company and its Subsidiaries is in compliance in all material respects with all applicable Information Privacy and Security Laws, including with respect to the collection, use, storage, transfer and disclosure of any Protected Health Information (as defined at 45 CFR § 160.103). Since January 1, 2018, the Company and each of its Subsidiaries has maintained privacy and security policies, procedures and safeguards that comply in all material respects with then-applicable requirements of HIPAA (collectively, “HIPAA Policies and Procedures”). The Company has Made Available to Acquiror true, correct and complete copies of all such HIPAA Policies and Procedures. The Company and its Subsidiaries have executed current and valid Business Associate Agreements (as described by HIPAA) with all persons or entities that provide business associate services on behalf of the Company or any of its Subsidiaries (“Business Associates”). Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are in compliance with the terms of all such Business Associate Agreements and (ii) neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Authority or other Person relating to any alleged violation or non-compliance with HIPAA.

(j) To the Knowledge of the Company, since January 1, 2018 there has not been any breach (as defined by applicable Information Privacy and Security Laws) involving Personal Information in the possession or control of the Company, and no breach (as defined by applicable Information Privacy and Security Laws) has occurred that would require notification by, on behalf of or as a result of the Company under any applicable Information Privacy or Security Law, except as would not be material to the Company and its Subsidiaries, taken as a whole. Since January 1, 2018, the Company has been in material compliance with all of the Company’s policies and contractual obligations with respect to the collection, use, storage, sharing or transfer of Personal Information. The Company has reasonable safeguards in place and takes commercially reasonable measures to protect Personal Information in its possession or under its control against loss, theft, or unauthorized disclosure. Since January 1, 2018, the Company has not received any written notice of any claims of, or been charged with, the violation of any Information Privacy and Security Laws.

Section 4.18 Material Payor and Material Supplier Relations.

(a) Schedule 4.18(a)(i) contains a true, correct and complete list of (i) the identity of the ten largest non-Governmental Authority Payors of the Company and its Subsidiaries, as measured by net revenue generated by the Company and its Subsidiaries from such Payors on an aggregate basis during the twelve-month period ended December 31, 2020 (each, a “Material Payor”) and (ii) the net revenue generated by the Company and its Subsidiaries with respect to such Material Payors, during such period. During the twelve-month period ended December 31, 2020, no Material Payor has (A) cancelled, suspended or terminated its relationship with the Company or its Subsidiaries, (B) materially reduced its business with the Company or any of its Subsidiaries or otherwise materially adversely modified its relationship or terms with the Company or any of its Subsidiaries or (C) notified the Company of its intention to take any such action and, to the Knowledge of the Company, no such Material Payor is contemplating such action or (D) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings. Except as would not be material to the Company and its Subsidiaries, taken as a whole, there is no pending dispute between the Company or any of its Subsidiaries, on the one hand, and any Material Payor, on the other hand.

(b) Schedule 4.18(b)(i) contains a true, correct and complete list of (i) the identity of the five largest suppliers of the Company and its Subsidiaries as measured by the Company’s and its Subsidiaries’ purchases of goods and services from such suppliers on an aggregate basis during the twelve-month period ended December 31, 2020 (each, a “Material Supplier”) and (ii) the total payments by the Company and its Subsidiaries to such Material Suppliers, during such period. During the twelve-month period ended December 31, 2020, no Material Supplier has (A) cancelled, suspended or terminated its relationship with the Company or its Subsidiaries, (B) materially reduced its business with the Company or any of its Subsidiaries or otherwise materially adversely modified its relationship or terms with the Company or any of its Subsidiaries, (C) notified the Company of its intention to take any such action and, to the Knowledge of the Company, no such Material Supplier is contemplating such action, (D) notified the Company or any of its Subsidiaries of any violations of such Material Supplier’s user, usage or advertising policies (as applicable), or (E) to the Knowledge of the Company, become insolvent or subject to bankruptcy proceedings. There is no pending material dispute between the Company or any of its Subsidiaries, on the one hand, and any Material Supplier, on the other hand.

Section 4.19 Environmental Matters.

(a) Except as would not be material to the Company and its Subsidiaries, taken as a whole, (i) the Company is and, since January 1, 2016, has been in compliance with Environmental Laws, including obtaining, maintaining and complying with all Permits required under Environmental Laws, (ii) since January 1, 2016, no Governmental Authority or other Person has commenced or, to the Knowledge of the Company, threatened to commence, any contribution action or other proceeding against the Company in connection with any asserted violation of, or liability under, Environmental Laws and (iii) there are no circumstances, facts, conditions, events or incidents, including the presence of any Hazardous Material, which would be reasonably likely to result in the Company incurring liability under any Environmental Law.

(b) The Company has Made Available true copies and results of any material reports, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), analyses, tests or monitoring in the possession of, or reasonably available to, the Company or any of its Subsidiaries pertaining to any material unresolved liabilities under or material noncompliance with any Environmental Law.

Section 4.20 Insurance. To the Knowledge of the Company: (a) all of the policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance (collectively, the “Policies”) held by, or for the benefit of, the Company or any of its Subsidiaries with respect to policy periods that precede and include the date of this Agreement are in full force and effect; and (b) neither the Company nor any of its Subsidiaries has received a written notice of cancellation of any of the Policies or of any material changes that are required in the conduct of the business of the Company or any of its Subsidiaries as a condition to the continuation of coverage under, or renewal of, any of the Policies.

Section 4.21 Absence of Changes. Except for any COVID-19 Response, since the Balance Sheet Date through the date hereof, (a) the Company and its Subsidiaries have operated their respective businesses in the Ordinary Course of Business in all material respects, (b) there has not been any change, effect, condition, circumstance or development relating to the Company and its Subsidiaries that has resulted in, or would reasonably be expected to result in, a Company Material Adverse Effect, and (c) neither the Company nor any of its Subsidiaries has:

(i) made any material change in or amendment to any of the Company Organizational Documents;

(ii) made, declared, set aside, or paid any dividend or distribution to any equityholder other than dividends or distributions between or among the Company and any of its wholly-owned Subsidiaries;

(iii) incurred, guaranteed or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(iv) acquired by merger or consolidation with, or merged or consolidated with, or purchased substantially all of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof or Person;

(v) made any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(vi) other than in the Ordinary Course of Business consistent with past practice, (i) granted or acquired, agreed to grant to or acquired from any Person, disposed of, or permitted to lapse any rights to any Company Owned Intellectual Property and (ii) not disclosed or agreed to disclose to any Person, other than Acquiror (or representatives designated by Acquiror), any trade secret or other material proprietary information; or

(vii) made any change in the auditors of the Company,

other than, in each case, any action taken in connection with any document or agreement entered into pursuant to the terms of this Agreement.

Section 4.22 Interested Party Transactions. No director, manager, officer or Affiliate of the Company or any of its Subsidiaries is a party to any Contract with the Company or any of its Subsidiaries, other than (a) the payment of compensation and provision of benefits to, and the entering into of compensatory arrangements, benefit plans and similar transactions, agreements or Contracts with, or with respect to, officers, managers, employees and independent contractors of the Company or any Company Subsidiary, including equity compensation, (b) Contracts in connection with any such manager’s, officer’s or Affiliate’s direct or indirect ownership of equity interests in the Company or any of its Subsidiaries (or any securities that are convertible into, or exercisable or exchangeable for, any such equity interests), including distributions by the Company upon its equity interests, or (c) as otherwise contemplated by this Agreement.

Section 4.23 Proxy Statement. The information supplied by the Company for inclusion in the Proxy Statement will not, at (a) the time the definitive Proxy Statement is filed with the SEC, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the holders of Acquiror Common Stock and (c) the time of the Special Meeting, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 4.24 No Brokers’ Fees. Except for Barclays Capital Inc. and Citigroup Global Markets Inc., no broker, finder, investment banker or other Person acting on behalf of the Company is, or shall be, entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or the Transactions based upon arrangements made by the Company or any of its Affiliates.

Section 4.25 No Additional Representations and Warranties; Non-Reliance of the Company. The Company acknowledges and agrees that the Company has made its own investigation of Acquiror and Merger Sub and, except for the representations and warranties expressly made by Acquiror or Merger Sub in ARTICLE V (as modified by the Disclosure Schedules), none of Acquiror nor Merger Sub nor any other Person has made, is making or shall be deemed to make any express or implied representation or warranty with respect to Acquiror and Merger Sub or any other Person or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including any representation or warranty as to condition, value, quality, merchantability, usage, suitability, fitness for a particular purpose, future results, proposed businesses or future plans, and the Company is not relying on any representation or warranty of Acquiror, Merger Sub or any other Person except for those expressly set forth in ARTICLE V (as modified by the Disclosure Schedules).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF

ACQUIROR AND MERGER SUB

Except as set forth on the Disclosure Schedules or in the SEC Reports (to the extent the qualifying nature of such disclosure is readily apparent from the content of such SEC Reports, but excluding disclosures referred to in “Forward Looking Statements,” “Risk Factors” and any other disclosures therein to the extent they are of a predictive or cautionary nature or related to forward looking statements), each of Acquiror and Merger Sub represents and warrants to the Company as follows:

Section 5.1 Organization and Authority.

(a) Acquiror is a corporation duly incorporated, validly existing and in good standing under the Laws of Delaware and has all requisite corporate power and authority to own, lease or operate its properties and assets and to conduct its business as it is now being conducted and contemplated to be conducted, except where the failure to have such power and authority would not be material to Acquiror and Merger Sub, taken together. True, correct and complete copies of the Acquiror Organizational Documents have been delivered to the Company prior to the date of this Agreement. Acquiror is duly licensed or qualified to do business and in good standing in all jurisdictions in which its ownership of property or assets or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified and in good standing has not had, individually or in the aggregate, an Acquiror Material Adverse Effect.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of Delaware, with full corporate power and authority to enter into this Agreement and perform its obligations hereunder.

Section 5.2 Authorization and Enforceability.

(a) Each of Acquiror and Merger Sub has all requisite corporate power and authority to execute, deliver and perform this Agreement and each of the Ancillary Agreements to which it is a party, and to carry out its obligations hereunder and thereunder and to consummate the Transactions, in each case, subject to receipt of the Acquiror Stockholder Approval. At the Closing, Acquiror will have full corporate power and authority to enter into and perform its obligations under each other agreement, document or certificate to be executed by Acquiror at the Closing and to consummate the transactions contemplated thereby. The execution, delivery and performance of this Agreement and each Ancillary Agreement in effect as of the date of this Agreement and the consummation of the Transactions have been duly and validly authorized and approved by the Acquiror Board, the Merger Sub Board and, except for the Acquiror Stockholder Approval, no other proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement or Acquiror’s or Merger Sub’s performance hereunder. Acquiror, as the sole stockholder of Merger Sub, substantially concurrently with the execution and delivery of this Agreement (but deemed to occur a moment thereafter), has adopted this Agreement and approved the Transactions. This Agreement has been duly and validly executed and delivered by Acquiror and Merger Sub and, assuming due authorization and execution by each other Party hereto, constitutes a legal, valid and binding obligation of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, except as such enforceability may be limited by or subject to any applicable Bankruptcy and Equity Exception. Each Ancillary Agreement to be executed by Acquiror and Merger Sub at the Closing will be, when executed and delivered by Acquiror and Merger Sub, duly and validly executed and delivered, and assuming due authorization and execution by each other Party thereto and consummation of the Closing, will constitute a legal, valid and binding obligation of Acquiror, enforceable against Acquiror in accordance with its terms, except as such enforceability may be limited by or subject to any applicable Bankruptcy and Equity Exception.

(b) The affirmative vote of (i) holders of a majority of the outstanding shares of Acquiror Common Stock, voting together as a single class, cast at the Special Meeting is required to approve the Merger Proposal, (ii) holders of a majority of the outstanding shares of Acquiror Common Stock, voting together as a single class, cast at the Special Meeting is required to approve the Issuance Proposal, (iii) (A) holders of a majority of the outstanding shares of Acquiror Common Stock, voting together as a single class, and (B) holders of a majority of the outstanding shares of Acquiror Class F Common Stock voting separately as a single class, in each case cast at the Special Meeting, is required to approve the Amendment Proposal (it being understood, for the avoidance of doubt, that the separate approval of any non-binding advisory proposal(s) relating to the Amendment Proposal shall not constitute a part of the Acquiror Stockholder Approval (as defined below) and shall not be required to satisfy the closing condition set forth in Section 7.1(c)), (iv) holders of a majority of the outstanding shares of Acquiror Common Stock, voting together as a single class, cast at the Special Meeting is required to approve the Incentive Plan Proposal and (v) a plurality of the votes cast at the Special Meeting by holders of outstanding shares of Acquiror Common Stock, voting together as a single class, is required to approve the Director Election Proposal, in each case, assuming a quorum is present, are the only votes of any of Acquiror’s capital stock necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the Transactions, including the Closing (the approval by Acquiror stockholders of the proposals set forth in clauses “(i),” “(ii)” and “(iii),” collectively, the “Acquiror Stockholder Approval”). The Acquiror Stockholder Approval is the only vote of the holders of any class or series of capital stock of Acquiror required to adopt this Agreement and approve the Transactions.

(c) At a meeting duly called and held on or prior to the date hereof, the Acquiror Board unanimously: (i) determined that this Agreement and the Transactions are fair to and in the best interests of Acquiror and its stockholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (excluding any deferred underwriting commissions and Taxes payable on interest earned on the Trust Account) as of the date of this Agreement; (iii) approved the execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is or will be a party and the consummation of the Transactions; (iv) approved the Transactions as a Business Combination; and (v) recommended to the holders of Acquiror Common Stock the approval of the Transactions and each of the Transaction Proposals.

(d) The approval of Acquiror, as the sole stockholder of Merger Sub, is the only vote of holders of any class or series of capital stock of Merger Sub required to adopt this Agreement.

Section 5.3 Noncontravention. The execution, delivery and performance of this Agreement and the other Ancillary Agreements to which Acquiror or Merger Sub are party, by Acquiror and Merger Sub, as applicable, and, upon receipt of Acquiror Stockholder Approval, the consummation or performance of the Transactions do not, and will not, (a) conflict with or violate any provision of, or result in the breach of the Acquiror Organizational Documents or any Organizational Documents of Merger Sub, (b) conflict with or result in any violation of any provision of any Law applicable to Acquiror, Merger Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in a right of termination, cancellation, modification, acceleration or amendment under, any of the terms, conditions or provisions of any Contract to which Acquiror or Merger Sub is a party or by which Acquiror, Merger Sub or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the material properties or assets of Acquiror or Merger Sub, except with respect to clauses “(b)”, “(c)” and “(d)” above, where such violations, conflicts, breaches, defaults or rights which would not, reasonably be expected to be material to Acquiror and Merger Sub, taken together.

Section 5.4 Governmental Authorities; Consents. The execution and delivery of this Agreement, and the other Ancillary Agreements to which Acquiror or Merger Sub is a party, by Acquiror and Merger Sub, as applicable, does not, and the consummation or performance of this Agreement by Acquiror and Merger Sub will not, require any consent, approval, authorization or Permit of, or filing with or notification to, any Governmental Authority, except (a) applicable requirements of the Securities Act and the Exchange Act, (b) applicable requirements of Blue Sky Laws, (c) applicable requirements of the HSR Act, (d) the filing of the Certificate of Merger in accordance with the DGCL and (e) such consents, approvals, authorizations, permissions, filings or notifications which are made or obtained or, if not made or obtained, would not reasonably be expected to be material to Acquiror and Merger Sub, taken together.

Section 5.5 Capitalization.

(a) The authorized capital stock of Acquiror consists of (i) 200,000,000 shares of Acquiror Class A Common Stock, (ii) 20,000,000 shares of Acquiror Class F Common Stock and (iii) 1,000,000 shares of Acquiror Preferred Stock. There are (i) 34,500,000 shares of Acquiror Class A Common Stock issued and outstanding, (ii) 8,625,000 shares of Acquiror Class F Common Stock issued and outstanding, (iii) no shares of Acquiror Preferred Stock issued and outstanding, (iv) warrants to purchase 6,900,000 shares of Acquiror Class A Common Stock at a price of $11.50 per share (the “Public Warrants”) and (v) warrants to purchase 5,933,333 shares of Acquiror Class A Common Stock at a price of $11.50 per share (the “Private Placement Warrants”). Except pursuant to the Subscription Agreements, there are no other shares of common stock, preferred stock or other equity interests of Acquiror authorized, reserved, issued (or planned to be issued) or outstanding. No issued and outstanding shares of any of the capital stock of Acquiror are held in treasury.

(b) The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share (the “Merger Sub Common Stock”). There are 100 shares of Merger Sub Common Stock issued and outstanding. All outstanding shares of Merger Sub Common Stock have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to preemptive rights, and are held by Acquiror.

(c) All of the outstanding shares of Acquiror capital stock (including the Public Warrants and the Private Placement Warrants) and Merger Sub Common Stock have been duly authorized and are validly issued, fully paid and non-assessable and have been issued in accordance with all applicable Laws. The Acquiror Class A Common Stock to be issued at Closing in accordance with this Agreement, when issued, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of any preemptive rights and all Liens, other than Permitted Liens and Securities Liens, and in compliance with all applicable Laws and without contravention of any other Person’s rights therein or with respect thereto. Acquiror does not have any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exercisable for securities having the right to vote) with the stockholders of Acquiror on any matter.

(d) Except for the Subscription Agreements, the Private Placement Warrants and the Public Warrants, there are no outstanding options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other Contracts or commitments that would require Acquiror to issue, sell or otherwise cause to become outstanding any of its equity securities. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the equity securities of Acquiror. There are no voting trusts or other agreements or understandings to which Acquiror is a party with respect to the voting of the capital stock or other equity interests of Acquiror.

Section 5.6 SEC Reports; Financial Statements.

(a) Acquiror has timely filed or furnished, as applicable, all required registration statements, reports, schedules, forms, statements and other documents, including any exhibits thereto, required to be filed by it with the SEC from August 14, 2020 to the date of this Agreement (collectively, as they have been amended since the time of their filing and including all exhibits or schedules thereto and any other information incorporated therein, the “SEC Reports”), and will have filed all such registration statements, reports, schedules, forms, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (the “Additional SEC Reports”). All SEC Reports, Additional SEC Reports, any correspondence from or to the SEC or the Stock Exchange (other than such correspondence in connection with the initial public offering of Acquiror) and all certifications and statements required by: (i) Rule 13a-14 or 15d-14 under the Exchange Act; or (ii) 18 U.S.C. § 1350 (Section 906) of the Sarbanes-Oxley Act with respect to any of the foregoing (collectively, the “Certifications”) are available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval system (EDGAR) in full without redaction. The Certifications are true and correct. Acquiror has delivered to the Company true and correct copies of all amendments and modifications to the exhibits filed with the SEC Reports that have not been filed by Acquiror with the SEC and are currently in effect. Each of the SEC Reports at the time of its filing or being furnished to the SEC complied, and the Additional SEC Reports will comply, in all material respects, with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the SEC Reports in effect as of the respective dates thereof. None of the SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained, and no Additional SEC Report will contain, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the SEC Reports, and that will be included in the Additional SEC Reports (the “Acquiror Financial Statements”), (x) complied or will comply, as the case may be, as to form in all material respects with the published rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof with respect thereto, (y) were prepared or will be prepared, as the case may be, in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC) and (z) fairly present or will fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes), as the case may be, in all material respects, the financial position, results of operations, stockholders’ equity and cash flows of Acquiror as of the respective dates thereof and the results of their operations, stockholders’ equity and cash flows for the respective periods then ended.

(b) Acquiror maintains a system of “internal controls over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurances: (i) that records are maintained that in reasonable detail accurately and fairly reflect the transactions and dispositions of assets of Acquiror and Merger Sub; (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Acquiror and Merger Sub are being made only in accordance with the authorizations of management and directors of Acquiror; and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Acquiror’s properties or assets that could have a material effect on the financial statements. Acquiror maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) sufficient to ensure that all material information concerning Acquiror is made known on a timely basis to the individuals responsible for the preparation of Acquiror’s filings with the SEC and other public disclosure documents, and otherwise ensure that information required to be disclosed by Acquiror in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules, to allow timely decisions regarding required disclosure and to make the Certifications. As of the date hereof, Acquiror has not identified or been made aware of, and has not received from its independent auditors any notification of, any (x) “significant deficiency” in the internal controls over financial reporting of Acquiror, (y) “material weakness” in the internal controls over financial reporting of Acquiror or (z) fraud, whether or not material, that involves management or other employees of the Acquiror who have a role in the internal controls over financial reporting of Acquiror.

(c) Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(d) Except as disclosed in the SEC Reports, no current officer or director of Acquiror or, to the Knowledge of Acquiror, any current stockholder or employee, or any “affiliate” or “associate” (as those terms are defined in Rule 405 promulgated under the Securities Act) of any such Person, has had, either directly or indirectly, a material interest in any Contract to which Acquiror is a party or by which it may be bound.

Section 5.7 Actions. Except as would not be material to Acquiror and Merger Sub, taken together, (a) there are no pending Actions or, to the Knowledge of Acquiror, Actions threatened in writing, against Acquiror or Merger Sub and (b) neither Acquiror nor Merger Sub is subject to any continuing Governmental Order. Except as would not be material to Acquiror and Merger Sub, taken together, (x) there is no audit, examination or investigation by any Governmental Authority (other than ordinary course audits or examinations by an agency or regulating agency) pending or, to the Knowledge of Acquiror, threatened in writing, of or against the Acquiror or Merger Sub, and (y) to the Knowledge of Acquiror, there is no audit, examination or investigation by any Governmental Authority (other than ordinary course audits or examinations by an agency or regulating agency) that is pending, or threatened, of or against any of the directors or officers (with regard to their actions in their capacities as such) of Acquiror or Merger Sub. As of the date of this Agreement, there is no (A) pending Action or Action threatened by Acquiror or Merger Sub against any third party or (B) settlement agreement or similar agreement that imposes any ongoing obligation or restriction on Acquiror or Merger Sub.

Section 5.8 Compliance with Laws; Permits. Acquiror and Merger Sub are, and since August 14, 2020, have been, in compliance with all applicable Laws and applicable requirements thereof, except where failure to be in such compliance as would not reasonably be expected to be material to Acquiror and Merger Sub, taken together. Since August 14, 2020, Acquiror has not been sanctioned, fined or penalized for any violation of or failure to comply with any applicable Law. To the Knowledge of Acquiror, neither Acquiror nor Merger Sub has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or Merger Sub at any time since August 14, 2020. Acquiror is in possession of all Permits necessary for Acquiror to own, lease and operate its properties or to carry on its business as it is now being conducted, except where the failure to have such Permits would not be material to the Acquiror and Merger Sub, taken together.

Section 5.9 Financial Ability; Trust Account; PIPE Investment Amount.

(a) There is at least $345,000,000 (less, as of the Closing, the Redemption Amount payable to the holders of Acquiror Class A Common Stock who have validly exercised their right to receive payment pursuant to the Acquiror Stock Redemption, if any) invested in a trust account (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, acting as trustee (the “Trustee”), pursuant to that certain Investment Management Trust Agreement, dated August 11, 2020, by and between Acquiror and the Trustee (the “Trust Agreement”). Since August 14, 2020, Acquiror has not released any money from the Trust Account, except in accordance with the Trust Agreement and Acquiror Organizational Documents. Amounts in the Trust Account are invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act, having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred that, with due notice or lapse of time or both, would constitute such a default thereunder. There are no Actions pending with or, to the Knowledge of Acquiror, threatened in writing by any Governmental Authority with respect to the Trust Account. As of the Closing, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and as of the Closing, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the Transactions. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified. There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the SEC Reports to be inaccurate or that would entitle any Person (other than pursuant to an Acquiror Stock Redemption, if any) to any portion of the proceeds in the Trust Account.

(b) Schedule 5.9(c) sets forth true, correct and complete copies of each of the Subscription Agreements entered into by Acquiror with the applicable investors named therein (collectively, the “PIPE Investors”), pursuant to which the PIPE Investors have committed to provide equity financing to Acquiror in an aggregate amount equal to the PIPE Investment Amount. The PIPE Investment Amount, together with the amount in the Trust Account at the Closing, are in the aggregate sufficient to enable Acquiror to: (i) pay all cash amounts required to be paid by Acquiror or Merger Sub under or in connection with this Agreement; and (ii) pay any and all fees, prepayment premiums, costs (including breakage costs and termination amounts) and expenses required to be paid by Acquiror in connection with the Transactions. With respect to each PIPE Investor, the Subscription Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. Each Subscription Agreement is a legal, valid and binding obligation of Acquiror and, to Acquiror’s knowledge, each PIPE Investor, except insofar as enforceability may be limited by applicable Bankruptcy and Equity Exceptions. There are no other agreements, side letters, or arrangements between Acquiror and any PIPE Investor relating to any Subscription Agreement that could affect the obligation of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements, and Acquiror is not aware of any facts or circumstances that may reasonably be expected to result in any of the conditions set forth in any Subscription Agreement not being satisfied or the PIPE Investment Amount not being available to Acquiror on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any Subscription Agreement and Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any Subscription Agreement. The Subscription Agreements contain all of the conditions precedent (other than the conditions contained in the other Ancillary Agreements) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements on the terms therein.

(c) Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur any obligations with respect to or under any Indebtedness (other than, to the extent applicable, the Debt Financing).

Section 5.10 No Brokers’ Fees. No broker, finder, investment banker or other Person acting on behalf of Acquiror or any of its Affiliates is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by Acquiror, Merger Sub or any of their respective Affiliates, including the Sponsor.

Section 5.11 Business Activities.

(a) Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward completing a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment, or Governmental Order binding upon Acquiror or to which Acquiror is a party that has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror.

(b) Except for Merger Sub, Acquiror does not own, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other Person. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(d) Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Merger and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

Section 5.12 Material Contracts. The SEC Reports include true, correct and complete copies of each “material contract” (as such term is defined in Regulation S-K of the SEC) to which Acquiror is party (the “Acquiror Material Contracts”). Each Acquiror Material Contract is in full force and effect and, to the Knowledge of Acquiror, is valid and binding upon and enforceable against each of the parties thereto, except insofar as enforceability may be limited by the Bankruptcy and Equity Exceptions. True, correct and complete copies of all Acquiror Material Contracts have been delivered to the Company.

Section 5.13 Employees; Acquiror Benefit Plans. Other than as described in the SEC Reports, Acquiror has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Acquiror’s officers and directors in connection with activities on Acquiror’s behalf in an aggregate amount not in excess of the amount of cash held by Acquiror outside of the Trust Account, there is no Acquiror Benefit Plan and Acquiror has no unsatisfied material liability with respect to any employee. Neither the execution and delivery of this Agreement or the other Ancillary Agreements nor the consummation of the Transactions alone or with any other event will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any current or former director, officer, employee or other individual service provider of Acquiror, or (b) result in the acceleration of the time of payment or vesting of any such benefits.

Section 5.14 No Acquiror Material Adverse Effect. Since August 14, 2020, there has not been any change, effect, condition, circumstance or development relating to Acquiror or its Subsidiaries that has resulted or would reasonably be expected to result in an Acquiror Material Adverse Effect.

Section 5.15 Undisclosed Liabilities/Transaction Expenses.

(a) Except for the Transaction Expenses of Acquiror, there is no liability, debt or obligation of any nature (whether accrued, absolute, contingent or otherwise) of Acquiror that would be required to be set forth or reserved for on a balance sheet of Acquiror (and the notes thereto) prepared in accordance with GAAP consistently applied and in accordance with past practice, except for liabilities and obligations reflected or reserved for on the Acquiror Financial Statements or disclosed in the notes thereto (if any) (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror), or that have arisen since the date of the most recent balance sheet included in the Acquiror Financial Statements in the ordinary course of business consistent with past practice and which are not material.

(b) Set forth on Schedule 5.15(b) is a good faith estimate of the expected Transaction Expenses of Acquiror and to whom such Transaction Expenses are to be paid.

Section 5.16 Reporting Company. Acquiror is a publicly-held company subject to reporting obligations pursuant to Section 13 of the Exchange Act, and the Acquiror Class A Common Stock, Public Warrants and Acquiror Units are registered pursuant to Section 12(b) of the Exchange Act.

Section 5.17 Listing. The Acquiror Class A Common Stock is listed on the Stock Exchange under the symbol “FAII”. The Public Warrants are listed on the Stock Exchange under the symbol “FAII WS”. The Acquiror Units are listed on the Stock Exchange under the symbol “FAII.U”. Acquiror has not received any oral or written notice that the Acquiror Class A Common Stock, the Public Warrants or the Acquiror Units are ineligible or will become ineligible for listing on the Stock Exchange nor that the Acquiror Class A Common Stock, Public Warrants or Acquiror Units do not meet all requirements for the continuation of such listing. Acquiror has not taken any action that is intended to terminate the registration of the Acquiror Class A Common Stock, Public Warrants or Acquiror Units under the Exchange Act. Acquiror satisfies all of the requirements for the continued listing of the Acquiror Class A Common Stock, Public Warrants and Acquiror Units on the Stock Exchange. Acquiror is in compliance with all applicable Stock Exchange listing and corporate governance rules and has been in such compliance since August 14, 2020.

Section 5.18 Sarbanes-Oxley Act. Acquiror is in compliance with applicable requirements of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and applicable rules and regulations promulgated by the SEC thereunder.

Section 5.19 Investment Company. Acquiror is not an “investment company” within the meaning of the Investment Company Act.

Section 5.20 Taxes.

(a) Acquiror (i) has duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by it and all such filed Tax Returns are true, correct and complete in all material respects and (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that it is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns).

(b) To the Knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment.

Section 5.21 Sponsor Letter Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Letter Agreement. The Sponsor Letter Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Letter Agreement is a legal, valid and binding obligation of Acquiror and, to the Knowledge of Acquiror, each other party thereto, and neither the execution nor delivery by any party thereto, nor the performance of any party’s obligations under, the Sponsor Letter Agreement violates any provision of, or results in the breach of or default under, or require any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of the Sponsor Letter Agreement.

Section 5.22 No Additional Representations and Warranties; Non-Reliance of Acquiror and Merger Sub. Each of Acquiror and Merger Sub acknowledges and agrees that Acquiror has made its own investigation of the Company and, except for the representations and warranties expressly made by the Company in ARTICLE IV (as modified by the Disclosure Schedules), none of the Company nor any Subsidiary or Affiliate thereof nor any other Person has made any express or implied representation or warranty with respect to the Company or its Subsidiaries or any other Person or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, including any representation or warranty as to condition, value, quality, merchantability, usage, suitability, fitness for a particular purpose, future results, proposed businesses or future plans, and neither Acquiror nor Merger Sub is relying on any representation or warranty of the Company or any other Person except for those expressly set forth in ARTICLE IV (as modified by the Disclosure Schedules).

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business by the Company. The Company agrees that, during the period commencing on the date of this Agreement and ending as of the earlier of (x) the Closing, and (y) termination of this Agreement in accordance with ARTICLE VIII (such period, the “Pre-Closing Period”), each of the Company and its Subsidiaries shall, except as (A) otherwise required or expressly permitted by this Agreement (including by any Ancillary Agreement), (B) consented to in writing by Acquiror, which consent shall not be unreasonably withheld, conditioned or delayed, (C) required by or in response to any Law or other directive by a Governmental Authority (including the implementation of any COVID-19 Measures) or (D) set forth on Schedule 6.1:

(a) use commercially reasonable efforts to conduct its business in the Ordinary Course of Business; provided, that, in the case of a COVID-19 Response, the Company and its Subsidiaries shall not be deemed to be acting outside of the Ordinary Course of Business;

(b) not, directly or indirectly:

(i) make any change in or amendment to any of the Company Organizational Documents that would be adverse to Acquiror, or, other than in the Ordinary Course of Business, form or establish any Subsidiary;

(ii) (A) make, declare or pay any dividend or distribution (whether in cash, stock, equity securities or property), other than dividends or distributions between or among the Company and any of its wholly-owned Subsidiaries, (B) effect any recapitalization, reclassification, split or other change in the Company’s or its Subsidiaries’ capitalization or (C) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any shares of its capital stock or securities (including debt securities) convertible into or exchangeable for shares of its capital stock or voting interests, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock;

(iii) (A) except in the Ordinary Course of Business, amend, modify or terminate, prior to the expiration of its term or the completion of performance of any obligations of the Company, any Material Contract or any Lease, (B) waive, delay the exercise of, release or assign any material rights or claims under any Material Contract or any Lease, or (C) enter into any Contract of a type required to be listed on Schedule 4.11(a);

(iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guaranty any debt securities or incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness for borrowed money in excess of $10,000,000, other than (A) in connection with borrowings, extensions of credit and other financial accommodations under the Company’s and its Subsidiaries’ existing credit facilities, notes and other existing Indebtedness, (B) in connection with refinancings of existing Indebtedness for borrowed money upon market terms and conditions (as determined by the Company in good faith) (C) for drawdowns of credit facilities available as of the date hereof and/or (D) in connection with the Debt Financing, if consummated prior to the Closing;

(v) (A) enter into any collective bargaining agreement or other Contract with a trade union or other labor organization, or (B) recognize or certify any trade union, other labor organization or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

(vi) terminate the service or employment (other than for cause) of any executive officer of the Company;

(vii) except as otherwise required pursuant to any Company Benefit Plan in effect on the date of this Agreement, grant any material increase in compensation, benefits or severance to any director or officer of the Company, other than (A) annual increases in compensation, benefits or severance made in the Ordinary Course of Business and (B) severance payable in accordance with a Company Benefit Plan in effect on the date of this Agreement;

(viii) engage in any material new line of business;

(ix) except for a Permitted Company Acquisition, (1) acquire or agree to acquire by merger or consolidation with, or merge, consolidate or combine with, or purchase substantially all of the assets of, any business or any corporation, partnership, association, joint venture or other business organization or division thereof or Person (2) purchase or otherwise acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any securities, properties or businesses or (3) adopt or enter into a plan of complete or partial liquidation, dissolution or winding up, restructuring, recapitalization or other reorganization (other than the Transactions);

(x) other than (x) in the Ordinary Course of Business and (y) between or among the Company and any of its wholly-owned Subsidiaries, make any loans, advances or capital contributions to, or investments in, any other Person (including to any of the Company’s or its Subsidiaries’ officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xi) (A) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law or (B) make any change in the auditors of the Company;

(xii) waive, release, compromise, settle, pay or satisfy any claim, or any claim threatened (which shall include any pending litigation or threatened litigation), in each case, for amounts in excess of $5,000,000 in the aggregate, other than in the Ordinary Course of Business and as would not prohibit or materially restrict the Company or its Subsidiaries from operating their respective businesses substantially as currently conducted; provided that, for the avoidance of doubt, any stockholder litigation related to this Agreement, any Ancillary Agreement or the Transactions shall be subject to the provisions of Section 6.18; or

(xiii) enter into any binding agreement or otherwise making a binding commitment to take any of the foregoing actions.

Acquiror acknowledges and agrees that: (x) nothing contained in this Agreement, including the restrictions set forth in this Section 6.1, shall give Acquiror, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Closing, and (y) prior to the Closing, the Company and its Subsidiaries shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its operations.

Section 6.2 Conduct of Business by Acquiror. Each of Acquiror and Merger Sub agrees that, during the Pre-Closing Period, each of Acquiror and Merger Sub shall, except as (A) otherwise required or expressly permitted by this Agreement (including the issuance of shares of Acquiror Class A Common Stock pursuant to the Subscription Agreements or as required or expressly permitted by any Ancillary Agreement), (B) consented to in writing by the Company, which consent shall not be unreasonably withheld, conditioned or delayed, except with respect to clause “(b)(i),” (C) required by or in response to any Law or other directive by a Governmental Authority (including any COVID-19 Measures), or (D) set forth on Schedule 6.2:

(a) use commercially reasonable efforts to conduct its business in the ordinary course of business consistent with past practice;

(b) not, directly or indirectly:

(i) take any action that would reasonably be expected to prevent or materially delay the consummation of the Transactions;

(ii) make any change in or amendment to any of the Acquiror Organizational Documents or form or establish any Subsidiary;

(iii) (A) make, declare or pay any dividend or distribution to any equityholder, (B) effect any recapitalization, reclassification, split or other change in its capitalization, (C) authorize for issuance, issue, sell, transfer, pledge, encumber, dispose of or deliver any additional shares of its capital stock or securities (including debt securities) convertible into or exchangeable for shares of its capital stock or voting interests, or issue, sell, transfer, pledge, encumber or grant any right, option or other commitment for the issuance of shares of its capital stock, or split, combine or reclassify any shares of its capital stock, other than in connection with the exercise of any Public Warrants or Private Placement Warrants outstanding on the date hereof or (D) amend, modify or waive any of the material terms or rights set forth in any Public Warrant or Private Placement Warrant or any related agreement governing such warrants, including any amendment, modification or reduction of the warrant price set forth therein;

(iv) issue or sell any debt securities or warrants or other rights to acquire any debt securities of Acquiror or Merger Sub or guaranty any debt securities or incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness;

(v) amend, modify or consent to the termination of any Acquiror Material Contract;

(vi) enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vii) (A) effect an Alternative Business Combination, or (B) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the Transactions);

(viii) except as contemplated by the Incentive Plan Proposal, (A) adopt or amend any Acquiror Benefit Plan, (B) enter into any employment contract or collective bargaining agreement or (C) hire any employee;

(ix) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of Acquiror or Merger Sub’s officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person; provided, however, that Acquiror shall be permitted to incur Indebtedness (which shall constitute a Transaction Expense of Acquiror) of up to $1,500,000 in the aggregate from its Affiliates and stockholders in order to meet its reasonable capital requirements, with any such loans to be made only as reasonably required by the operation of Acquiror in due course on a non-interest basis and otherwise on arm’s-length terms and conditions and which shall be repaid in connection with the Closing;

(x) make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP, including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law; or

(xi) enter into any binding agreement or otherwise making a binding commitment to take any of the foregoing actions.

Section 6.3 Proxy Statement; Proxy Solicitation; Other Actions.

(a) As promptly as reasonably practicable following the execution and delivery of this Agreement, Acquiror shall use reasonable best efforts to prepare, with the assistance of the Company reasonably necessary in connection therewith, and, within ten Business Days after receipt by Acquiror from the Company of all the information relating to the Company as reasonably necessary for the preparation and filing thereof pursuant to Section 6.3(b) (including the financial statements referenced in Section 6.3(b)(i)), cause to be filed with the SEC a proxy statement in connection with the Special Meeting and Acquiror Stock Redemption (such Proxy Statement, together with any exhibits, supplements or amendments thereto, the “Proxy Statement”) in preliminary form with the SEC. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement to comply with the applicable provisions of the Exchange Act and the rules and regulations thereunder and any other applicable Law.

(b) Each of Acquiror and the Company shall furnish all required information concerning it as may reasonably be requested by the other Party in connection with the preparation, filing, and distribution, as applicable, of the Proxy Statement and any other filing required to be made by Acquiror in respect of the Transactions. Without limiting the foregoing, the Company shall (i) use reasonable best efforts to provide Acquiror, as promptly as practicable after the date hereof, (A) audited financial statements, including consolidated balance sheets, statements of income (loss), statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020, December 31, 2019 and December 31, 2018, together with all related notes and schedules thereto, prepared in accordance with Regulation S-X and GAAP applied on a consistent basis throughout the covered periods and audited in accordance with the auditing standards of the PCAOB, accompanied by an unqualified report of the Company’s independent auditor with respect thereto, and (B) unaudited interim financial statements, including consolidated balance sheets, statements of income (loss), statements of cash flows, and statements of stockholders equity of the Company and its Subsidiaries, together with all related notes and schedules thereto, prepared in accordance with Regulation S-X and GAAP applied on a consistent basis throughout the covered periods (subject to normal recurring year-end and quarter-end adjustments (the effect of which will not, individually or in the aggregate, be material to such financial statements) and the absence of notes to such statements) covering the applicable periods required to be included in the Proxy Statement and (ii) reasonably cooperate with Acquiror in connection with the preparation of pro forma financial statements required to be included in the Proxy Statement. Each of Acquiror and the Company shall, as promptly as practicable after the receipt thereof, provide the other Party with copies of any written comments and advise the other Party of any oral comments with respect to the Proxy Statement received by such Party from the SEC or its staff, including any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide the other Party with copies of all correspondence between it and its Representatives, on the one hand, and the SEC or its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Proxy Statement (including any amendments and supplements thereto) or responding to any comments of the SEC or its staff with respect thereto, each of Acquiror and the Company (x) shall provide the other with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (y) shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed), any such document or response and any amendment to the Proxy Statement filed in response to such comments of the SEC or its staff.

(c) As promptly as reasonably practicable following the earlier to occur of: (i) in the event the preliminary Proxy Statement is not reviewed by the staff of the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act and (ii) in the event the preliminary Proxy Statement is reviewed by the staff of the SEC, receipt of oral or written notification of the completion of the review by the staff of the SEC (such earlier date, the “Proxy Clearance Date”), Acquiror will cause the Proxy Statement to be filed in definitive form with the SEC as promptly as reasonably practicable and will cause the definitive Proxy Statement to be mailed to stockholders of Acquiror in compliance with applicable Law (and in no event later than five Business Days after the Proxy Clearance Date).

(d) Acquiror will notify the Company, promptly after it receives notice thereof, of the Proxy Clearance Date or of any supplement or amendment that has been filed, of the issuance of any stop order, or of the suspension of the qualification of the Acquiror Common Stock to be issued or issuable pursuant to this Agreement for offering or sale in any jurisdiction. Each of Acquiror and the Company shall use its reasonable best efforts to have such stop order or suspension lifted, reversed or otherwise terminated.

(e) If Acquiror or the Company becomes aware that any information contained in the Proxy Statement shall have become false or misleading in any material respect, or that the Proxy Statement is required to be amended in order to comply with applicable Law, then (i) such Party shall promptly inform the other Parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld, conditioned or delayed) an amendment or supplement to the Proxy Statement. Acquiror and the Company shall use reasonable best efforts to cause the Proxy Statement as so amended or supplemented, to be filed with the SEC and Acquiror shall cause such Proxy Statement to be disseminated to the holders of shares of Acquiror Common Stock, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents.

Section 6.4 Acquiror Special Meeting.

(a) Acquiror, commencing upon the initial submission to the SEC of the preliminary Proxy Statement in accordance with Section 6.3(a), shall on a weekly basis, run a broker search for a deemed record date of 20 Business Days after the date of such search. Promptly following the Proxy Clearance Date, Acquiror shall (i) by resolutions of the Acquiror Board, establish the earliest practicable Acquiror Record Date, (ii) by resolutions of the Acquiror Board, establish the earliest practicable date for a special meeting of the Acquiror stockholders (the “Special Meeting”) in accordance with the Acquiror Organizational Documents for the purposes of obtaining the Acquiror Stockholder Approval and, if applicable, any approvals related thereto and providing its stockholders with the opportunity to effect an Acquiror Stock Redemption and (iii) solicit proxies to obtain the Acquiror Stockholder Approval at the Special Meeting. In connection therewith, the Acquiror Board shall duly call, give notice of, convene and hold the Special Meeting within 30 days after the definitive Proxy Statement is mailed to stockholders of Acquiror; provided, however, that (A) Acquiror may postpone, and if requested by the Company in writing, shall postpone, the Special Meeting in compliance with applicable requirements under Delaware Law if (1) there are holders of an insufficient number of shares of Acquiror Class A Common Stock or Acquiror Class F Common Stock present or represented by proxy at the Special Meeting to constitute a quorum at such meeting (in which case Acquiror shall, and shall cause its proxy solicitor to use reasonable best efforts to, solicit as promptly as practicable the presence, in person or by proxy of a quorum), but only until there are a sufficient number of shares of Acquiror Class A Common Stock and Acquiror Class F Common Stock present or represented by proxy at the Special Meeting to obtain such a quorum or (2) on a date for which the Special Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of shares of Acquiror Class A Common Stock and Acquiror Class F Common Stock to obtain the Acquiror Stockholder Approval, in order to solicit additional proxies from stockholders for the purposes of obtaining the Acquiror Stockholder Approval, but only until there are a sufficient number of shares of Acquiror Class A Common Stock and Acquiror Class F Common Stock present or represented by proxy at the Special Meeting to obtain the Acquiror Stockholder Approval; provided, however, that (A) with respect to postponement in the case of clauses “(1)” and “(2),” Acquiror shall not change the record date for the Special Meeting without the Company’s prior written consent and (B) Acquiror may postpone or adjourn the Special Meeting with the Company’s prior written consent. Notwithstanding the foregoing, in the event Acquiror postpones or adjourns the Special Meeting pursuant to the foregoing sentence, Acquiror shall use its reasonable best efforts to reconvene and hold a Special Meeting as promptly as reasonably practicable.

(b) Acquiror shall, through the Acquiror Board, recommend to the Acquiror Common Stockholders the (i) adoption and approval of this Agreement, the Merger contemplated hereby and the other Transactions in accordance with applicable Law and exchange rules and regulations (the “Merger Proposal”), (ii) approval of the issuance of shares of Acquiror Class A Common Stock in connection with the PIPE Investment and the Merger, if required under exchange rules and regulations (the “Issuance Proposal”), (iii) adoption and approval of the Acquiror A&R Charter (the “Amendment Proposal”), (iv) approval of the adoption of the Incentive Plan (the “Incentive Plan Proposal”), (v) approval of each change to the Acquiror A&R Charter that is required by federal securities Law to be separately approved, (vi) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Proxy Statement or correspondence related thereto, (vii) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the Transactions and (ix) the adjournment of the Special Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in clauses “(i)” through “(ix),” collectively, the “Transaction Proposals,” and such recommendation of the Acquiror Board, the

“Acquiror Board Recommendation”), and include such Acquiror Board Recommendation in the Proxy Statement. Acquiror covenants that none of the Acquiror Board nor any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Acquiror Board to withdraw or modify, in a manner adverse to the Company, the Acquiror Board Recommendation or any other recommendation by the Acquiror Board of the Transaction Proposals (any such action a “Change in Recommendation”) except in accordance with Section 6.4(c).

(c) Notwithstanding anything in this Agreement to the contrary, if, at any time prior to obtaining the Acquiror Stockholder Approval, the Acquiror Board determines in good faith, in response to an Intervening Event, after consultation with its outside legal counsel, that the failure to make a Change in Recommendation would reasonably be expected to constitute a breach by the Acquiror Board of its fiduciary obligations to Acquiror’s stockholders under applicable Law, the Acquiror Board may, prior to obtaining the Acquiror Stockholder Approval, make a Change in Recommendation; provided, however, that Acquiror Board will not be entitled to make, or agree or resolve to make, a Change in Recommendation unless (i) Acquiror delivers to the Company a written notice (an “Intervening Event Notice”) advising the Company that the Acquiror Board proposes to take such action and containing the material facts underlying the Acquiror Board’s determination that an Intervening Event has occurred (it being acknowledged that such Intervening Event Notice shall not itself constitute a breach of this Agreement), and (ii) at or after 5:00 p.m., New York City time, on the fifth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (such period from the time the Intervening Event Notice is provided until 5:00 p.m. New York City time on the fifth Business Day immediately following the day on which Acquiror delivered the Intervening Event Notice (it being understood that any material development with respect to an Intervening Event shall require a new notice but with an additional four Business Day (instead of a five Business Day) period from the date of such notice), the “Intervening Event Notice Period”), the Acquiror Board reaffirms in good faith (after consultation with its outside legal counsel) that the failure to make a Change in Recommendation would be inconsistent with its fiduciary duties under applicable Law. If requested by the Company, Acquiror will, and will cause its Subsidiaries to, and will use its reasonable best efforts to cause its or their Representatives to, during the Intervening Event Notice Period, engage in good faith negotiations with the Company and its Representatives to make such adjustments in the terms and conditions of this Agreement so as to obviate the need for a Change in Recommendation.

Section 6.5 Company Written Consents. As promptly as practicable following the execution and delivery of this Agreement, the Company shall seek the Company Requisite Approval by irrevocable written consent, in form and substance acceptable to Acquiror, from one or more Company Stockholders. The Company shall deliver or cause to be delivered to Acquiror copies of such written consents within one Business Day of the Company’s receipt of the executed written consents from such Company Stockholders. Promptly following the delivery of the written consents sufficient to constitute the Company Requisite Approval, the Company will prepare and deliver to its stockholders who have not delivered written consents, the notice required by Section 228(e) of the DGCL.

Section 6.6 Access to Information. From time to time during the Pre-Closing Period, each of Acquiror and the Company (each in such capacity, a “Disclosing Party”) shall (i) afford to the other Parties and their respective Representatives reasonable access, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of such Disclosing Party, to the officers, employees, agents, properties, offices and other facilities of the Disclosing Party and to the books and records thereof, and (ii) furnish promptly to the other Parties such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Disclosing Party as such other Party or its Representatives may reasonably request, in each case (A) subject to restrictions under applicable Law and any confidentiality obligations or similar restrictions that may be applicable to information furnished by third parties that may be in the possession of such Disclosing Party, and (B) except for any information that, in the good faith reasonable belief of the Disclosing Party, would result in the loss of attorney-client privilege or other privilege from disclosure. All information obtained by a Party pursuant to this Section 6.6 shall remain subject to the Nondisclosure Agreement. No investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation made by the Company or Acquiror, as applicable, herein.

Section 6.7 Efforts; Consents.

(a) Without limiting any covenant contained in this ARTICLE VI, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 6.7(b) and 6.7(c), which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 6.7(a), each of the Parties shall cooperate, and use their respective reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate the Transactions as soon as reasonably practicable after the date hereof, and to fulfill the conditions to consummation of the Transactions set forth in ARTICLE VII; provided, however, that in no event shall the Company be required to pay any material fee, penalty or other consideration to obtain any license, Permit, consent, approval, authorization, qualification or waiver required under any Contract for the consummation of the Transactions.

(b) In connection with the Transactions, without limiting the generality of the foregoing, each Party shall promptly after execution of this Agreement (but in no event later than ten Business Days after the date hereof) make all such filings or submissions as are required under the HSR Act. Each Party shall promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act and will take all other reasonable actions necessary to cause the expiration or termination of the applicable waiting periods as soon as practicable. Each Party shall promptly provide the other with copies of all written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their Affiliates or any of its or their Representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the Transactions. Without limiting the generality of the foregoing, and subject to applicable Law, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under the HSR Act, each Party shall use its reasonable best efforts to: (i) cooperate in all respects with each other Party or its Affiliates in connection with any filing or submission with any Governmental Authority, with respect to this Agreement or the Transactions; (ii) keep the other Parties reasonably informed of any communication received by such Party or its Representatives from, or given by such Party or its Representatives to, any Governmental Authority regarding any of the Transactions; (iii) permit a Representative of the other Parties to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority, and to the extent permitted by such Governmental Authority, give a Representative or Representatives of the other Parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a Party’s Representative is prohibited from participating in or attending any meetings or conferences, keep such Party promptly and reasonably apprised with respect thereto; and (v) cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority, provided, that the Parties may, as they deem advisable and necessary, reasonably designate any information or communication shared with the any other Party under this Section 6.7 as “outside counsel only.”

(c) The Parties shall supply as promptly as reasonably practicable any additional information and documentary material that may be requested by a Governmental Authority pursuant to the HSR Act and to take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under the HSR Act as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act.

(d) Acquiror shall not take any action that could reasonably be expected to impair or delay the approval of any Governmental Authority of any of the aforementioned filings.

(e) The Parties further covenant and agree, with respect to a pending preliminary or permanent injunction or preliminary or permanent injunction threatened or other order, decree or ruling or statute, rule, regulation or executive order that would adversely affect the ability of the Parties to consummate the Transactions, to use reasonable best efforts to prevent or lift the entry, enactment or promulgation thereof, as the case may be.

Section 6.8 Publicity.

(a) As promptly as practicable following the date of this Agreement, the Company and Acquiror shall jointly issue a mutually agreeable press release announcing the execution of this Agreement, and Acquiror shall prepare and file a Current Report on Form 8-K pursuant to the Exchange Act to report the execution of this Agreement, the form and substance of which shall be approved (which approval shall not be unreasonably withheld, conditioned or delayed) in advance in writing by the Company.

(b) The Company shall prepare a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such financial statements prepared by the Company and their respective accountants and such other information that is required to be included or disclosed with respect to the Transactions pursuant to a Current Report on Form 8-K, the form and substance of which shall be approved (which approval shall not be unreasonable withheld, conditioned or delayed) in advance in writing by Acquiror. Prior to the Closing, the Company and Acquiror shall prepare a mutually agreeable press release announcing the consummation of the Transactions (“Closing Press Release”). Concurrently with the Closing, Acquiror shall distribute the Closing Press Release.

(c) Without limitation to clauses “(a)” and “(b)” of this Section 6.8, none of the Parties shall, and each Party shall cause its Representatives not to, make or issue any public announcement or press release to the general public with respect to this Agreement or the Transactions without the prior written consent of the other Parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that no such consent or prior notice shall be required in connection with any public announcement or press release the content of which is consistent with that of any prior or contemporaneous public announcement or press release by any Party in compliance with this Section 6.8. Notwithstanding anything else contained herein, nothing in this Section 6.8 shall limit any Party from: (i) making any announcements, statements or acknowledgements that such Party is required by applicable Law or the requirements of any national securities exchange to make, issue or release, (ii) making any announcements regarding this Agreement and the Transactions to its respective directors, officers, managers or employees , (iii) making any public statements regarding this Agreement and the Transactions containing information or events already publicly known other than as a result of a breach of this Section 6.8 or (iv) communicating with third parties to the extent necessary for the purpose of seeking any third-party consent required in connection with the Transactions; provided, (A) in the case of clause “(i),” to the extent practicable, that such Party provides reasonable advance written notice to the other Party prior to the taking of such action and (B) in the case of clauses “(iii)” and “(iv),” that Acquiror or the Company, as applicable, obtains the prior written consent of the Company, in the case of Acquiror, or Acquiror, in the case of the Company, in each case, such consent not to be unreasonably withheld, conditioned or delayed.

(d) At a reasonable time prior to the filing, issuance or other submission or public disclosure of any reports to be filed with the SEC by either Acquiror or Merger Sub (for the avoidance of doubt, including the Current Report on Form 8-K referenced in clause “(a)” of this Section 6.8), the Company shall be given an opportunity to review and comment upon such filing, issuance or other submission and give its prior written consent to the form thereof, such consent not to be unreasonably withheld, conditioned or delayed, and Acquiror and Merger Sub shall accept and incorporate all reasonable comments from the Company with respect thereto prior to filing, issuance, submission or disclosure thereof.

(e) Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Nondisclosure Agreement.

Section 6.9 Non-Solicitation.

(a) During the Pre-Closing Period, each of Acquiror and Merger Sub agrees that it shall not, and shall not authorize or permit any of its Representatives acting on its behalf (including investment bankers, attorneys and accountants), to, directly or indirectly, (i) initiate, solicit, knowingly facilitate, make or respond to any offer or proposal concerning, or related to, any Alternative Business Combination, (ii) enter into, engage in or continue any discussions or negotiations concerning, or related to, any Alternative Business Combination; (iii) provide any non-public information, data or access to employees to any Person that has made, or that is considering making, a proposal with respect to an Alternative Business Combination, (iv) approve, endorse or recommend any Alternative Business Combination, or (v) enter into any agreement, letter of intent, memorandum of understanding, term sheet or other Contract relating to an

Alternative Business Combination. Acquiror shall promptly notify the Company of any submissions, proposals or offers made with respect to an Alternative Business Combination as soon as practicable following Acquiror’s awareness thereof (but in any event within 24 hours). Acquiror, Merger Sub and their respective officers and directors shall, and shall instruct and cause their respective Affiliates and Representatives, in each case, to the extent acting on behalf of Acquiror or Merger Sub, as applicable, to, immediately cease and terminate all discussions and negotiations with any Person with respect to, or which is reasonably likely to give rise to or result in, a possible Alternative Business Combination.

(b) During the Pre-Closing Period, the Company agrees that it shall not, and shall not authorize or permit any of its Representatives acting on its behalf (including investment bankers, attorneys and accountants) or any of the Company’s Subsidiaries to, directly or indirectly, (i) initiate, solicit, knowingly encourage, knowingly facilitate or make or respond to an Acquisition Proposal, (ii) engage in or continue any discussions or negotiations with respect to an Acquisition Proposal, (iii) provide any non-public information or data or access to employees to, any Person that has made, or informs the Company that it is considering making, an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any agreement, letter of intent, memorandum of understanding, term sheet or other Contract relating to an Acquisition Proposal. The Company shall promptly notify Acquiror of any submissions, proposals or offers made with respect to an Acquisition Proposal as soon as practicable following the Knowledge of the Company thereof (but in any event within two Business Days). The Company and its officers and directors shall, and shall instruct and cause its respective Affiliates and Representatives, in each case, to the extent acting on behalf of the Company to, immediately cease and terminate all discussions and negotiations with any Person with respect to, or which is reasonably likely to give rise to or result in, a possible Acquisition Proposal.

Section 6.10 Pre-Closing Structuring. The Parties, may, upon mutual written agreement prior to the Effective Time, change the method or structure of effecting the Transactions, if and to the extent Acquiror and the Company both deem such change to be necessary, appropriate and desirable, and the Parties shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to effect any such change, including forming, or causing to be formed, new Subsidiaries and executing and causing to be delivered to any other Party hereto such instruments and other documents as may be reasonably requested.

Section 6.11 Directors’ and Officers’ Indemnification; Insurance.

(a) From and after the Effective Time, Acquiror and the Surviving Company shall indemnify and hold harmless each present and former director and officer of the Company and each of its Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company or its Subsidiaries, as the case may be, would have been permitted under applicable Law and its certificate of incorporation, bylaws or other organizational documents to indemnify such Person (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing,

Acquiror shall, and shall cause the Surviving Company and its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its certificate of incorporation, bylaws and other organizational documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such organizational documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, and shall cause the Surviving Company and their respective Subsidiaries to honor, each of the covenants in this Section 6.11.

(b) Prior to the Closing, Acquiror will procure “tail” directors’ and officers’ liability insurance policies covering those Persons who are currently covered by Acquiror’s directors’ and officers’ liability insurance policies with a claims reporting or discovery period of at least six years from the Effective Time placed with insurance companies having the same or better AM Best Financial rating as Acquiror’s current directors’ and officers’ liability insurance companies with terms and conditions providing retentions, limits and other material terms no less favorable than the current directors’ and officers’ liability insurance policies maintained by Acquiror with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time; provided, however, that Acquiror may not spend more than 200% of the last annual premium paid by Acquiror prior to the date hereof for the six years of coverage under such “tail” policies.

(c) Notwithstanding anything contained in this Agreement to the contrary, clauses “(a),” “(b)” and “(c)” of this Section 6.11 shall survive the consummation of the Transactions and shall be binding on Acquiror and the Surviving Company and all successors and assigns of Acquiror and the Surviving Company. In the event that Acquiror, the Surviving Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror and the Surviving Company shall ensure that proper provision shall be made so that the successors and assigns of Acquiror or the Surviving Company, as the case may be, shall succeed to the obligations set forth in clauses “(a),” “(b)” and “(c)” of this Section 6.11. The obligations of Acquiror and the Surviving Company under clauses “(a),” “(b)” and “(c)” of this Section 6.11 shall not be terminated or modified in such a manner as to materially and adversely affect any present or former director or officer of the Company or any of its Subsidiaries to whom clauses “(a),” “(b)” and “(c)” of this Section 6.11 applies without the consent of the affected Person.

(d) Prior to the Closing, the Company shall obtain directors’ and officers’ liability insurance that shall be effective as of Closing and will cover those Persons who will be the directors and officers of Acquiror and its Subsidiaries (including the directors and officers of the Surviving Company and its Subsidiaries) at and after the Closing. The directors’ and officers’ liability insurance shall have a scope of coverage, terms and limits that are reasonably appropriate for a company of similar characteristics (including the line of business, market capitalization and revenues) as Acquiror and its Subsidiaries (including the Surviving Company and its Subsidiaries).

(e) Notwithstanding anything contained in this Agreement to the contrary, prior to the Closing, the Company may procure “tail” directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies covering those Persons who are currently covered by the Company’s directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies (as applicable) with a claims reporting or discovery period of at least six years from the Effective Time (or, such shorter period of time, as determined by the Company in its sole discretion) placed with insurance companies having the same or better AM Best Financial rating as the Company’s current directors’ and officers’ liability, employment practices liability and fiduciary liability insurance companies with terms and conditions providing retentions, limits and other material terms no less favorable than the current directors’ and officers’ liability, employment practices liability and fiduciary liability insurance policies maintained by the Company with respect to matters, acts or omissions existing or occurring at or prior to the Effective Time.

Section 6.12 Trust Account.

(a) During the Pre-Closing Period, Acquiror shall not amend the Trust Agreement, make or enter into any other agreement related to the Trust Account, or make any distribution of the funds held in the Trust Account, in each case, without the prior written consent of the Company, except in accordance with the terms of the Trust Agreement and the Acquiror Organizational Documents. Upon satisfaction or waiver of the conditions set forth in ARTICLE VII and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror shall (A) cause the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (B) use commercially reasonable efforts to cause the Trustee to (1) pay as and when due all amounts payable to Acquiror Common Stockholders who shall have previously validly elected to redeem their shares of Acquiror Class A Common Stock in the Acquiror Stock Redemption, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account in accordance with this Agreement and the Trust Agreement, and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

(b) The Company agrees that, notwithstanding any other provision contained in this Agreement, the Company and its Subsidiaries do not now have, and shall not at any time prior to the Closing have, any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company or its Subsidiaries, on the one hand, and Acquiror, on the other hand, this Agreement, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.12(b) as the “Trust Account Claims”). Notwithstanding any other provision contained in this Agreement, the Company hereby irrevocably waives any right, title, interest or Trust Account Claim it may have, now or in the future in or to the Trust Account and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Acquiror, and will not seek recourse against the Trust Account for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit the Company from (i) pursuing a claim against Acquiror pursuant to this Agreement for specific performance or other equitable relief in connection with the Transactions or (ii) pursuing any claims that the Company may have against Acquiror’s assets or funds that are not held in the Trust Account. In the event the Company or any of its Subsidiaries commences any Action based upon, in connection with, relating to or arising out of any matter relating to Acquiror, which Action seeks, in whole or in part, relief against the Trust Account in violation of the foregoing, Acquiror shall be entitled to recover from the Company the associated legal fees and costs in connection with any such Action in the event Acquiror prevails in such Action.

Section 6.13 Intended Tax Treatment.

(a) This Agreement is intended to constitute, and the Parties hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). The Parties agree and acknowledge that, for U.S. federal income tax purposes and applicable state and local tax purposes, the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code or, together with the PIPE Investment, as an exchange to which Section 351(a) of the Code applies (or both). Unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code (or any similar determination under state or local Law) or by a change in Law, the Parties agree to file all U.S. federal, state, local and non-U.S. Tax Returns consistent with this Section 6.13 and shall not take any position before or after the Closing that is inconsistent with the foregoing treatment.

(b) The Parties shall use reasonable best efforts to cause the Merger to qualify for the Intended Tax Treatment and not to take, or fail to take, any action before or after the Closing to the extent that such action or failure to act would reasonably be expected to prevent or impede the Merger from qualifying for the Intended Tax Treatment; provided, however, that nothing in this Section 6.13 shall require any of the Parties to effect more redemptions of Acquiror stock or raise more money in respect of the PIPE Investment than is otherwise required by this Agreement, alter the terms of any shares of the Acquiror (including the Acquiror Class F Common Stock) or the rights of any shareholder thereof, or agree to any revisions or amendments to, or to waive any provisions of, this Agreement or any Ancillary Agreement. For the avoidance of doubt, for purposes of Section 4.15(j), Section 5.20(b) and this Section 6.13, qualification for the Intended Tax Treatment shall not require qualification under both Section 368(a) of the Code and Section 351(a) of the Code, but shall be satisfied by either of such Code sections.

Section 6.14 FIRPTA Certificate. At the Closing, the Company shall deliver to Acquiror, in a form reasonably acceptable to Acquiror, a properly executed certification, dated as of the Closing Date, that shares of Company Stock are not “United States real property interests” in accordance with Treasury Regulation Section 1.1445-2(c)(3), together with a notice to the Internal Revenue Service (which shall be filed by Acquiror with the Internal Revenue Service at or following the Closing) in accordance with the provisions of Treasury Regulation Section 1.897-2(h)(2).

Section 6.15 Incentive Plan. The Parties shall cooperate to establish the Incentive Plan and Acquiror Board shall adopt such plan to be effective as of the Closing, which shall provide for an aggregate share reserve thereunder equal to 10% of the shares Acquiror Class A Common Stock issued and outstanding immediately following the Closing. Subject to stockholder approval of the Incentive Plan Proposal, promptly following the expiration of the 60 day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Class A Common Stock issuable under the Incentive Plan and shall maintain the effectiveness of such Form S-8 registration statement for so long as awards granted pursuant to the Incentive Plan remain outstanding.

Section 6.16 Section 16(b) Exemption. Acquiror shall take all actions reasonably necessary to cause the Transactions and any other dispositions of equity securities of Acquiror (including derivative securities) in connection with the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act, with respect to Acquiror or who will (or is reasonably expected to) become subject to such reporting requirements with respect to Acquiror to be exempt under Rule 16b-3 under the Exchange Act.

Section 6.17 Stock Exchange Matters.

(a) Prior to the Closing, Acquiror shall apply for a mutually agreed upon new ticker symbol with the Stock Exchange that reflects the name “ATI Physical Therapy” contingent on obtaining Acquiror Stockholder Approval. Acquiror shall use its reasonable best efforts to maintain its listing on the Stock Exchange. On or prior to the Closing, if Acquiror receives any written or, to the Knowledge of Acquiror, oral notice from the Stock Exchange that Acquiror has failed, or would reasonably be expected to fail, to meet the Stock Exchange listing requirements as of the Closing for any reason (such notice a “Stock Exchange Notice”), then Acquiror shall give prompt written notice of such Stock Exchange Notice to the Company, including a copy of any written Stock Exchange Notice or a summary of any oral Stock Exchange Notice. Acquiror further covenants and agrees, with respect to any Stock Exchange Notice, to use reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to (i) remedy any and all issues set forth in the Stock Exchange Notice regarding Acquiror’s listing on the Stock Exchange and (ii) in the event Acquiror is unable to remedy such issues set forth in the Stock Exchange Notice after using such reasonable best efforts as described in clause “(i),” to cause the Acquiror Common Stock to be issued in connection with the Transactions to be approved for listing on an Alternate Exchange.

(b) Prior to the Closing Date, Acquiror shall use reasonable best efforts to cause the Acquiror Common Stock to be issued in connection with the Transactions (including the Earn Out Shares, in the event such Earn Out Shares become issuable pursuant to ARTICLE III) to be approved for listing on the Stock Exchange as promptly as practicable following the issuance thereof, subject to official notice of issuance.

Section 6.18 Stockholder Litigation.

(a) In the event that any stockholder litigation related to this Agreement, any Ancillary Agreement or the Transactions is brought, or, to the Knowledge of Acquiror or the Knowledge of the Company, as the case may be, threatened in writing, against such party or the members of each respective parties’ board of directors prior to the Closing, Acquiror and the Company shall promptly notify the other party of any such actual or threatened stockholder litigation and shall keep the other reasonably informed with respect to the status thereof.

(b) Acquiror shall control the defense of any such Action brought against Acquiror or members of the Acquiror Board, provided that Acquiror give the Company the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation (including any purported claim or litigation and any class action or derivative litigation) against Acquiror or its officers or directors relating to this Agreement and the Transactions, and no such response to, or any settlement of shall be made or be agreed to without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed). Acquiror shall cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate with the Company, in the defense against such claim or litigation or purported claim or litigation.

(c) The Company shall control the defense of any such Action brought against the Company or members of the Company Board, provided that the Company give Acquiror the reasonable opportunity to participate in any response to and, if applicable, in the defense or settlement of any stockholder claim or litigation (including any purported claim or litigation and any class action or derivative litigation) against the Company or its officers or directors relating to this Agreement and the Transactions, and no such response to, or any settlement of shall be made or be agreed to without the prior written consent of Acquiror (not to be unreasonably withheld, conditioned or delayed). The Company shall cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate with Acquiror, in the defense against such claim or litigation or purported claim or litigation.

Section 6.19 Subscription Agreements. Acquiror shall not permit any amendment or modification to be made to, or any waiver of any provision or remedy under, or any replacements of, the Subscription Agreements, without the prior written consent of the Company, except for any assignments or transfers expressly permitted by the Subscription Agreements. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms and conditions described therein, including maintaining in effect the Subscription Agreements and using its reasonable best efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate the transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in the Subscription Agreements at or prior to the Closing. Without limiting the generality of the foregoing, Acquiror shall give the Company, prompt (and, in any event within two Business Days) written notice: (A) of any amendment to any Subscription Agreement (together with a copy of such amendment) that may be made with the prior written consent of the Company (other than such amendments permitted in this Section 6.19); (B) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (C) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (D) if Acquiror does not expect to receive all or any portion of the PIPE Investment Amount on the terms, in the manner or from the sources contemplated by the Subscription Agreements.

Section 6.20 Sponsor Letter Agreement. Acquiror shall enforce the terms and conditions of the Sponsor Letter Agreement, including the obligations of the parties thereto (a) to vote all of the shares of the capital stock of Acquiror that they hold to approve the Transaction Proposals at the Special Meeting and (b) not to redeem such shares in connection with the consummation of the Transactions.

Section 6.21 Debt Financing. Acquiror shall, and shall use its commercially reasonable efforts to cause its Representatives to, use their respective commercially reasonable efforts to cooperate with the Company in connection with the Debt Financing, including by providing any documentation and/or other information as may be (a) required under applicable “know your customer,” beneficial ownership and/or anti-money laundering rules and regulations and (b) reasonably requested by the Company in connection with the Debt Financing; provided, however, that the Acquiror, its Affiliates and their respective Representatives shall be indemnified and held harmless by the Company from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Debt Financing to the fullest extent permitted by Law and with appropriate contribution to the extent such indemnification is not available, other than to the extent any such liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments or penalties are the result of the gross negligence, bad faith or willful misconduct of the Acquiror, its Affiliates or their respective Representatives, or such Person’s material breach of this Agreement. Notwithstanding anything to the contrary in this Agreement, the Acquiror’s breach of the covenant required to be performed by it under this Section 6.21 will not be considered in determining the satisfaction of the condition set forth in Section 7.3(c) or whether any right of termination arises under Section 8.1(e).

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of all Parties. The obligations of Acquiror, Merger Sub and the Company to consummate the Transactions are subject to the satisfaction of the following conditions at the Closing, any one or more of which may be waived (if legally permitted) in writing by all of such Parties:

(a) HSR Act. Any waiting period (or any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated (to the extent that early termination is available under the HSR Act at such time).

(b) No Prohibition. There shall not have been enacted or promulgated any Law in the United States which is then in effect and has the effect of making consummation of the Transactions illegal or otherwise enjoining or prohibiting the consummation of the Transactions.

(c) Acquiror Stockholder Approval. The Acquiror Stockholder Approval shall have been obtained.

(d) Company Stockholder Approval. The Company Requisite Approval shall have been obtained.

(e) Listing. The Acquiror Class A Common Stock to be issued in connection with the Transactions shall have been approved for listing on the Stock Exchange, subject only to official notice of issuance thereof, and, as of immediately following the Effective Time, Acquiror shall be in compliance, in all material respects, with applicable initial and continuing listing requirements of the Stock Exchange, and Acquiror shall not have received any notice of non-compliance therewith from the Stock Exchange that has not been cured or would not be cured at or immediately following the Effective Time.

(f) Acquiror Net Tangible Assets. After giving effect to the Acquiror Stock Redemption, if any, Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(g) Amendment to Certificate of Incorporation. The Acquiror A&R Charter shall have been filed with the Secretary of State of the State of Delaware in accordance with Section 2.3(d) and the Acquiror A&R Bylaws shall have been adopted.

(h) Minimum Cash Balance. After giving effect to the Acquiror Stock Redemption, if any, the Available Cash as of immediately prior to the Closing shall equal or exceed the Minimum Cash Balance.

Section 7.2 Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate the Transactions are subject to the satisfaction of the following additional conditions at the Closing, any one or more of which may be waived in writing by Acquiror:

(a) Representations and Warranties.

(i) Each of the representations and warranties of the Company contained in Section 4.1, Section 4.2 and Section 4.24 shall be accurate in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Company Material Adverse Effect” and/or similar materiality qualifications limiting the scope of such representations and warranties shall be disregarded;

(ii) each of the representations and warranties of the Company contained in Section 4.6(a) shall be accurate in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are de minimis in nature will be disregarded;

(iii) Section 4.21(b) shall have been accurate in all respects as of the date of this Agreement; and

(iv) each of the representations and warranties of the Company (other than Section 4.1, Section 4.2, Section 4.6(a), Section 4.21(b) and Section 4.24) shall be accurate in all respects as of the date hereof and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (A) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Company Material Adverse Effect” and/or similar materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect.

(d) Closing Deliverables. The Company shall have delivered to Acquiror the Closing deliverables set forth in Section 2.2(a).

Section 7.3 Conditions to Obligations of Company. The obligations of the Company to consummate the Transactions are subject to the satisfaction of the following additional conditions at the Closing, any one or more of which may be waived in writing by the Company:

(a) Representations and Warranties.

(i) Each of the representations and warranties of Acquiror contained in Section 5.1, Section 5.2, Section 5.5(c) and Section 5.10 shall be accurate in all material respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects as of such date); provided, however, that, for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Acquiror Material Adverse Effect” and/or similar materiality qualifications limiting the scope of such representations and warranties shall be disregarded;

(ii) each of the representations and warranties of Acquiror contained in Section 5.5(a), Section 5.5(b) and Section 5.5(d) shall be accurate in all respects as of the date hereof and as of the Closing Date as if made on and as of the Closing Date (other than any such representation and warranty made as of a specific earlier date, which shall have been accurate in all respects as of such earlier date), except that any inaccuracies in such representations and warranties that are de minimis in nature will be disregarded;

(iii) Section 5.14 shall have been accurate in all respects as of the date of this Agreement; and

(iv) each of the representations and warranties of Acquiror (other than Section 5.1, Section 5.2, Section 5.5 and Section 5.10) shall be accurate in all respects as of the Closing Date as if made on and as of the date hereof and as of Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all respects as of such date); provided, however, that: (A) for purposes of determining the accuracy of such representations and warranties as of the foregoing dates, all “Acquiror Material Adverse Effect” and/or similar materiality or qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any inaccuracies in such representations and warranties shall be disregarded if the circumstances giving rise to all such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Performance of Obligations. Acquiror shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing.

(c) No Acquiror Material Adverse Effect. Since the date of this Agreement, there shall not have occurred an Acquiror Material Adverse Effect.

(d) Board Composition. As of immediately following the Effective Time, the Acquiror Board shall consist of the number of directors, and be otherwise constituted in accordance with Section 1.12.

(e) Trust Account. Acquiror shall have made appropriate arrangements to have the Trust Account, less amounts paid and to be paid pursuant to the Acquiror Stock Redemption, available to Acquiror at the Closing.

(f) Closing Deliverables. Acquiror shall have delivered to the Company the Closing deliverables set forth in Section 2.2(b).

Section 7.4 Frustration of Closing Conditions. No Party may rely on the failure of any condition set forth in this ARTICLE VII to be satisfied to excuse such Party’s obligation to effect the Closing if such failure was caused by such Party’s breach of any representation or warranty or covenant contained in this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of Acquiror and the Company;

(b) by written notice from either the Company or Acquiror to the other Party if, the Closing has not occurred on or prior to August 23, 2021 (the “Outside Date”); provided, however, that this Agreement may not be terminated under this Section 8.1(b) by or on behalf of any Party that is in breach of any representation, warranty or covenant contained herein and such breach results in the failure of a condition set forth in ARTICLE VII to be satisfied on or prior to the Outside Date;

(c) by written notice from either the Company or Acquiror to the other Party, if any Governmental Authority in the United States shall have enacted, issued, promulgated, enforced or entered any Law which has become final and nonappealable and has the effect of permanently making consummation of the Transactions illegal or otherwise permanently preventing or prohibiting consummation of the Transactions;

(d) by written notice from Acquiror to the Company, if there has been a breach of any representation, warranty or covenant made by the Company in this Agreement, or any representation or warranty contained in this Agreement shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would cause Section 7.2(a) or Section 7.2(b) not to be satisfied as of the Closing Date (a “Terminating Company Breach”), and (ii) shall not have been cured within 30 days after written notice from Acquiror of such Terminating Company Breach is delivered to the Company (which notice shall describe such Terminating Company Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, however, that Acquiror shall not be entitled to terminate this Agreement pursuant to this Section 8.1(d) if (A) Acquiror has waived such Terminating Company Breach or (B) Acquiror or Merger Sub is then in breach of any representation, warranty or covenant such that the conditions set forth in Section 7.3(a) or Section 7.3(b) would not reasonably be expected to be satisfied;

(e) by written notice from the Company to Acquiror, if there has been a breach of any representation, warranty or covenant made by Acquiror in this Agreement, or any representation or warranty contained in this Agreement shall have become untrue or inaccurate after the date of this Agreement, in each case which breach, untruth or inaccuracy (i) would cause Section 7.3(a) or Section 7.3(b) not to be satisfied as of the Closing Date (a “Terminating Acquiror Breach”), and (ii) shall not have been cured within 30 days after written notice from the Company of such Terminating Acquiror Breach is delivered to Acquiror (which notice shall describe such Terminating Acquiror Breach in reasonable detail), or which breach, untruth or inaccuracy, by its nature, cannot be cured prior to the Outside Date; provided, however, that the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(e) if (A) the Company has waived such Terminating Acquiror Breach or (B) the Company is then in breach of any representation, warranty or covenant such that the conditions set forth in Section 7.2(a) or Section 7.2(b) would not reasonably be expected to be satisfied;

(f) by written notice from the Company to Acquiror prior to obtaining the Acquiror Stockholder Approval, if the Acquiror Board (i) shall have made a Change in Recommendation or (ii) shall have failed to include the Acquiror Board Recommendation in the Proxy Statement distributed to the stockholders of Acquiror;

(g) by written notice from Acquiror to the Company, if the Company Requisite Approval has not been obtained within one Business Day of the execution and delivery of this Agreement;

(h) by written notice from either the Company or Acquiror to the other Party, if the Special Meeting shall have been held and the Acquiror Stockholder Approval is not obtained at the Special Meeting (subject to any postponement or adjournment of the Special Meeting), provided, however, that the right to terminate this Agreement under this Section 8.1(h) shall not be available from and after the time that Acquiror obtains the Acquiror Stockholder Approval; and

(i) by written notice from the Company to Acquiror, if, after giving effect to the Acquiror Stock Redemption, if any, the Available Cash would be less than the Minimum Cash Balance immediately prior to the Closing.

Section 8.2 Effect of Termination. Except as set forth in this Section 8.2, in the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party or its respective Affiliates, officers, directors or stockholders, other than liability of any Party for Fraud or willful breach of this Agreement by such Party occurring prior to such termination. The provisions of this Section 8.2, Section 9.8 (No Third-Party Beneficiaries), Section 9.9 (Governing Law), Section 9.11 (Waiver of Trial by Jury), Section 9.13 (Fees and Expenses), Section 9.1 (Non Survival of Representations, Warranties and Agreements) and Section 9.15 (Non-Recourse) (collectively, the “Surviving Provisions”) and the Nondisclosure Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions that are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Non Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Closing; provided that, notwithstanding the foregoing, the covenants and agreements in ARTICLE III, Sections 6.8, 6.11, 6.13 and 6.18, this ARTICLE IX and Article X shall survive the Closing.

Section 9.2 Modification or Amendment. This Agreement may be amended or modified in whole or in part only by a duly authorized agreement in writing which makes reference to this Agreement. The adoption of this Agreement by the stockholders of any of the Parties shall not restrict the ability of the board of directors (or comparable body) of any of the Parties to terminate this Agreement in accordance with Section 8.1 or to cause such Party to enter into an amendment to this Agreement pursuant to this Section 9.2; provided, however, that (a) after any such adoption of this Agreement by the Company Stockholders, no amendment or supplement to the provisions of this Agreement shall be made which by applicable requirement of Law requires further approval of the Company Stockholders without the further approval of such Company Stockholders, and (b) after any such approval of the Agreement by Acquiror’s stockholders, no amendment or supplement to the provisions of this Agreement shall be made which by applicable requirement of Law requires further approval of the stockholders of Acquiror without the further approval of such stockholders.

Section 9.3 Extension; Waiver. Acquiror (on behalf of itself or Merger Sub) may, and the Company (on behalf of itself) may, at any time prior to the Closing, by action taken by its board of directors (or comparable body) or officers thereunto duly authorized, (a) extend the time for the performance of any of the obligations or other acts of the other Parties, (b) waive any inaccuracies in the representations and warranties contained herein by any other Party or in any document, certificate or writing delivered pursuant hereto by such other Party, or (c) to the extent permitted by Law, waive compliance with any of the terms or conditions of this Agreement, in each case, by an agreement in writing executed in the same manner as this Agreement. The failure or delay of any Party to this Agreement to exercise any of its rights under this Agreement shall not impair such right or be construed as a waiver by such Party of such right.

Section 9.4 Notices. To be valid for purposes hereof, any notice, request, demand, waiver, consent or approval (any of the foregoing, a “Notice”) that is required hereunder shall be in writing. A Notice shall be deemed given only as follows: (a) on the date delivered personally or by email; (b) three Business Days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one Business Day following deposit with a nationally recognized overnight courier service for next day delivery, charges prepaid, and, in each case, addressed to the intended recipient as set forth below:

(a)	If to Acquiror:

Fortress Value Acquisition Corp. II

1345 Avenue of the Americas

46th Floor

New York, New York

Attention: Alexander Gillette

E-mail:     agillette@fortress.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

One Manhattan West

New York, New York 10001

Attention:   Joseph A. Coco

     Blair T. Thetford

Email:         Joseph.Coco@skadden.com

        Blair.Thetford@skadden.com

(b)	If to the Company:

ATI Physical Therapy

790 Remington Blvd.

Bolingbrook, Illinois 60440

Attention: Diana M. Chafey

E-mail:     diana.chafey@atipt.com

with a copy (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP

100 Federal Street, 34th Floor

Boston, MA 02110

Attention: Marilyn French Shaw

E-mail:     MarilynFrench.Shaw@weil.com

and

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

Attention: James R. Griffin

Email:       james.griffin@weil.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by providing Notice to the other Parties.

Section 9.5 Entire Agreement. This Agreement (including the Disclosure Schedules and Exhibits hereto) and the Ancillary Agreements (including the Nondisclosure Agreement) constitute the entire agreement among the Parties relating to the Transactions and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, that may have related in any way to the subject matter hereof.

Section 9.6 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 9.6 shall be null and void ab initio.

Section 9.7 Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any Party may deliver signed counterparts of this Agreement to the other Parties by means of facsimile, portable document format (.PDF) signature or electronic transmission.

Section 9.8 No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing, in the event the Closing occurs, the present and former officers and directors of the Company (and their successors, heirs and Representatives) are intended third-party beneficiaries of, and may enforce, Section 6.11. The representations and warranties in this Agreement are the product of negotiations among the Parties hereto and are for the sole benefit of the parties hereto, and may represent an allocation of risk among the Parties hereto associated with particular matters regardless of the knowledge of any of the Parties hereto. Persons other than the Parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.9 Governing Law. This Agreement, and all claims or causes of action (whether in contract, tort or otherwise) based upon, arising out of, or related to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 9.10 Exclusive Jurisdiction. In any Action between any of the Parties arising out of or relating to this Agreement or any of the Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such Action or proceeding, in any state court of Delaware (unless the federal courts have exclusive jurisdiction over the matter, in which case each of the Parties irrevocably and unconditionally consents and submits to the jurisdiction of the United States District Court for the District of Delaware); (b) agrees that it will not attempt to deny or defeat such jurisdiction by motion or other request for leave from such court; and (c) agrees that it will not bring any such Action in any court other than such courts. Service of any process, summons, notice or document to any party’s address and in the manner set forth in Section 9.4 shall be effective service of process for any such action. Each of the Parties agrees that the mailing of process or other papers in connection with any Action or proceeding in the manner provided in Section 9.4 or such other manner as may be permitted by requirement of Law shall be valid and sufficient service of process. Notwithstanding the foregoing in this Section 9.10, a Party may commence any Action or proceeding in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts. Each party hereto further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

Section 9.11 WAIVER OF TRIAL BY JURY. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES (AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE) THE RIGHT TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS OR ANY COURSE OF CONDUCT, COURSE OF DEALINGS, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY IN CONNECTION HEREWITH. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES TO ENTER INTO THIS AGREEMENT.

Section 9.12 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon determination by a court of competent jurisdiction that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 9.13 Fees and Expenses. Except as otherwise provided in this Agreement, each Party shall bear its own expenses incurred in connection with this Agreement and the Transactions, whether or not the Transactions are consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that if the Closing shall occur, Acquiror shall (a) pay or cause to be paid, the Transaction Expenses in accordance with Section 2.3(b). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 9.13 shall be paid upon consummation of the Merger and release of proceeds from the Trust Account.

Section 9.14 Specific Performance. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any Party does not perform its obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, each without proof of damages, prior to the valid termination of this Agreement in accordance with Section 8.1, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the Transactions and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it shall not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.14 shall not be required to provide any bond or other security in connection with any such injunction.

Section 9.15 Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement), and any remedies in respect thereof, may only be brought against, the entities that are expressly named as Parties, and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a named Party to this Agreement (and then only to the extent of the specific obligations undertaken by such named Party in this Agreement), (a) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or Representative of any named Party to this Agreement and (b) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, agent, attorney, advisor or Representative of any of the foregoing (collectively, as to both clause “(a)” and “(b),” “Non-Party Affiliates”) shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of Acquiror or the Company under this Agreement of or for any claim based on, arising out of, or related to this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in or in connection with this Agreement or as an inducement to enter into this Agreement by any Non-Party Affiliate, as to which the Parties disclaim any reliance).

Section 9.16 Legal Representation.

(a) Acquiror hereby agrees, on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “Weil Waiving Parties”), that Weil, Gotshal and Manges LLP (“Weil”) may represent the stockholders or holders of other equity interests of the Company or any of its Subsidiaries or their respective directors, members, partners, officers, employees or Affiliates (collectively, but for the avoidance of doubt, excluding the Surviving Company, the “Weil WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the Transactions, notwithstanding its prior representation of the Company and its Subsidiaries or other Weil Waiving Parties, and Acquiror on behalf of itself and the Weil Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Weil’s prior representation of the Company, its Subsidiaries or of Weil Waiving Parties. Acquiror, for itself and the Weil Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Weil WP Group and Weil, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Weil WP Group (the “Weil Privileged Communications”), without any waiver thereof. Acquiror, together with any of its Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Weil Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror agrees not to assert that any privilege has been waived as to the Weil Privileged Communications, by virtue of the Merger.

(b) The Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Company) (all such parties, the “Skadden Waiving Parties”), that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (collectively, but for the avoidance of doubt, excluding the Surviving Company, the “Skadden WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or Transactions, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Skadden Waiving Parties. The Company, on behalf of itself and the Skadden

Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Skadden’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Skadden Waiving Parties. The Company, for itself and the Skadden Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Skadden WP Group, on the one hand, and Skadden, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the Transactions, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Company notwithstanding the Merger, and instead survive, remain with and are controlled by the Skadden WP Group (the “Skadden Privileged Communications”), without any waiver thereof. The Company, together with any of its Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Skadden Privileged Communications, whether located in the records or email server of the Surviving Company and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and the Company agrees not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Merger.

Section 9.17 Release.

(a) Each of the Company and its Subsidiaries, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the Company Stockholders, and their respective predecessors, successors, Subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Company Common Stock or Company Preferred Stock, as applicable, any Person’s service as a director of the Company or a director or manager of any of its Subsidiaries and any acts or omissions of any Person on behalf of the Company or any of its Subsidiaries.

(b) Each of Acquiror and Merger Sub, on behalf of itself and its Affiliates, hereby irrevocably waives, releases and discharges, effective as of the Closing, the Acquiror stockholders, including the Sponsor, and their respective predecessors, successors, Subsidiaries and Affiliates, and any of their respective current and former officers, directors, employees, consultants, agents, representatives and advisors, in each case from any and all liabilities and obligations of any kind or nature whatsoever that such Person or its Affiliates has or may have, now or in the future, arising out of, relating to, or resulting from any matter or cause whatsoever arising prior to the Closing, in each case whether known or unknown, absolute or contingent, liquidated or unliquidated, and whether arising under any agreement or understanding or otherwise, at law or equity, arising out of or in connection with the ownership by the holders of Acquiror Common Stock, any Person’s service as a director of Acquiror or a director or manager of Merger Sub and any acts or omissions of any Person on behalf of Acquiror or the Merger Sub.

ARTICLE X

DEFINITIONS

Section 10.1 Definitions. Capitalized terms used in this Agreement have the meanings set forth below.

“Acceleration Event” has the meaning set forth in Section 3.2.

“Accreted Value” means an aggregate accrued amount, calculated based on the Preferred Stock Adjusted Base, at the Dividend Rate (as defined in the Company Certificate of Incorporation) from the Closing Date through the date that is 180 days from the Closing Date.

“Acquiror” has the meaning set forth in the Preamble.

“Acquiror A&R Bylaws” has the meaning set forth in the Recitals.

“Acquiror A&R Charter” has the meaning set forth in the Recitals.

“Acquiror Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, consulting, bonus, deferred compensation, incentive compensation, equity, phantom-equity, or equity-based award, retention, relocation, vacation, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, profit-sharing, pension or retirement or other fringe benefit or compensatory plan, policy, program, agreement or arrangement, whether or not in writing and whether or not funded, in each case (a) that is maintained, sponsored, or contributed to, or is required to be maintained, sponsored, or contributed to, by the Acquiror or Merger Sub in respect of any current or former directors, officers, consultants, independent contractors, or employees of Acquiror or Merger Sub or (b) to which Acquiror or Merger Sub has any obligation or liability.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning set forth in Section 6.4(b).

“Acquiror Class A Common Stock” means Acquiror’s Class A common stock, par value $0.0001 per share.

“Acquiror Class F Common Stock” means Acquiror’s Class F common stock, par value $0.0001 per share.

“Acquiror Common Stock” means, collectively, (a) prior to the Closing, the Acquiror Class A Common Stock and the Acquiror Class F Common Stock, and (b) from and after the Closing, the Acquiror Class A Common Stock, following the conversion of all shares of Acquiror Class F Common Stock into shares of Acquiror Class A Common Stock in connection with the Closing pursuant to the Acquiror Organizational Documents.

“Acquiror Common Stockholders” means the holders of Acquiror Common Stock.

“Acquiror Financial Statements” has the meaning set forth in Section 5.6(a).

“Acquiror Financing Certificate” has the meaning set forth in Section 2.2(b)(i).

“Acquiror Material Adverse Effect” means any change, effect, condition, circumstance or development that, individually or in the aggregate with all other changes, effects, conditions, circumstances or developments, is or is reasonably likely to (a) be materially adverse to the business, condition (financial or otherwise), assets or liabilities of Acquiror and Merger Sub, taken together or (b) prevent or delay consummation of any of the Transactions or otherwise prevent or delay Acquiror from performing its obligations under this Agreement; provided, however, that that in no event will any changes in general economic conditions or changes in securities markets in general be taken into account in determining whether there has been, is reasonably likely to be, an Acquiror Material Adverse Effect.

“Acquiror Material Contracts” has the meaning set forth in Section 5.12.

“Acquiror Organizational Documents” means the Organizational Documents of Acquiror.

“Acquiror Preferred Stock” means Acquiror’ preferred stock, par value $0.0001 per share.

“Acquiror Record Date” means the record date established by the Acquiror Board and used for determining the Acquiror Common Stockholders entitled to vote at the Special Meeting.

“Acquiror Stock Redemption” means the election of an eligible holder of Acquiror Class A Common Stock (as determined in accordance with the Acquiror Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s shares of Acquiror Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the Acquiror Organizational Documents and the Trust Agreement) in connection with the Acquiror Stockholder Approval.

“Acquiror Stockholder Approval” has the meaning set forth in Section 5.2(b).

“Acquiror Transaction Expense Certificate” has the meaning set forth in Section 2.2(b)(ii).

“Acquiror Unit” means one share of Acquiror Class A Common Stock and one-third of one Public Warrant.

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 20% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 20% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 20% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 20% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any action, suit, charge, litigation, arbitration or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Authority.

“Additional SEC Reports” has the meaning set forth in Section 5.6(a).

“Adjusted Preferred Stock Ratio” means the number equal to (a) 1.00 minus (b) the quotient, rounded to the nearest ten-thousandth, equal to (i) the Aggregate Preferred Cash Consideration divided by (ii) the Cash Liquidation Amount.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by, or under common control with, such specified Person; provided that, for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided that in no event shall Acquiror or Merger Sub be considered an Affiliate of SoftBank Group Corp. nor shall Softbank Group Corp. be considered to be an Affiliate of Acquiror or Merger Sub.

“Aggregate Common Stock Consideration” means a number of shares of Acquiror Class A Common Stock (with each share valued at $10.00) with an aggregate value equal to $1,303,000,000.

“Aggregate Preferred Cash Consideration” means $59,000,000.

“Aggregate Preferred Stock Consideration” means the number of shares of Acquiror Class A Common Stock (with each share valued at $10.00) with an aggregate value equal to the Aggregate Preferred Stock Consideration Amount.

“Aggregate Preferred Stock Consideration Amount” means (a) the Preferred Stock Adjusted Base, plus the Accreted Value, multiplied by (b) 1.05.

“Agreement” means this Agreement and Plan of Merger, as the same may be amended from time to time, and all schedules, exhibits and annexes hereto (including the Disclosure Schedules, as defined herein).

“Alternate Exchange” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Alternative Business Combination” means any Business Combination with respect to Acquiror, other than the Transactions.

“Amendment Proposal” has the meaning set forth in Section 6.4(b).

“Ancillary Agreements” means the Registration Rights Agreement, the Stockholders Agreement, the Sponsor Letter Agreement, the Acquiror A&R Charter, the Acquiror A&R Bylaws, the Subscription Agreements and all other agreements, certificates and instruments executed and delivered by the Parties in connection with the Transactions.

“Available Cash” means the amount equal to (a) the total available funds contained in the Trust Account, minus (b) the aggregate amount of cash proceeds that will be required to complete the Acquiror Stock Redemption, plus (c) the PIPE Investment Amount, plus (d) all funds held by Acquiror outside of the Trust Account and immediately available to Acquiror.

“Balance Sheet Date” means September 30, 2020.

“Bankruptcy and Equity Exceptions” has the meaning set forth in Section 4.2.

“Blue Sky Laws” has the meaning set forth in Section 4.5.

“Business” has the meaning set forth in the Recitals.

“Business Associates” has the meaning set forth in Section 4.17(i).

“Business Combination” means, with respect to any Party, any merger, consolidation, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Delaware are authorized or required by Law to be closed.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Certificate of Merger” has the meaning set forth in Section 2.2(a)(iii).

“Certifications” has the meaning set forth in Section 5.6(a).

“Change in Recommendation” has the meaning set forth in Section 6.4(b).

“Change of Control” means any transaction or series of transactions the result of which is: (a) the acquisition by any Person or “group” (as defined in the Exchange Act) of Persons of direct or indirect beneficial ownership of securities representing 50% or more of the combined voting power of the then outstanding securities of Acquiror; (b) a merger, consolidation, reorganization or other business combination, however effected, resulting in any Person or “group” (as defined in the Exchange Act) acquiring at least 50% of the combined voting power of the then outstanding securities of Acquiror or the surviving Person outstanding immediately after such combination; or (c) a sale of all or substantially all of the assets of Acquiror.

“Claim” means (a) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (b) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured.

“Closing” has the meaning set forth in Section 2.1.

“Closing Cash Liquidation Amount” means the aggregate Liquidation Amount (as defined in the Company Certificate of Incorporation) as of the Closing Date with respect to all shares of Company Preferred Stock outstanding immediately prior to the Effective Time. For the avoidance of doubt, the Closing Cash Liquidation Amount, would be $174,285,078.35 if the Closing Date were June 30, 2021 and $186,633,382.91 if the Closing Date were December 31, 2021.

“Closing Date” has the meaning set forth in Section 2.1.

“Closing Press Release” has the meaning set forth in Section 6.8(b).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Share Price” means the share price equal to the volume weighted average closing sale price of one share of Acquiror Class A Common Stock as reported on the Stock Exchange (or any other exchange on which the shares of Acquiror Class A Common Stock are then listed) for at least 5 days out of a period of 10 consecutive trading days ending on the trading day immediately prior to the date of determination (as adjusted as appropriate to reflect any stock splits, reverse stock splits, stock dividends (including any dividend or distribution of securities convertible into Acquiror Class A Common Stock), extraordinary cash dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change or transaction with respect to Acquiror Class A Common Stock).

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” means each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other employment, consulting, bonus, deferred compensation, incentive compensation, equity, phantom-equity, or equity-based award, retention, relocation, vacation, change in control, transaction bonus, salary continuation, severance or termination pay, hospitalization, medical, dental, vision, life insurance, disability or sick leave benefit, profit-sharing, pension or retirement or other fringe benefit or compensatory plan, policy, program, agreement or arrangement, whether or not in writing and whether or not funded, in each case (a) that is maintained, sponsored, or contributed to, or is required to be maintained, sponsored, or contributed to, by the Company or its Subsidiaries in respect of any current or former directors, officers, consultants, independent contractors, or employees of the Company or (b) to which the Company or its Subsidiaries has any obligation or liability.

“Company Board” has the meaning set forth in the Recitals.

“Company Board Approval” has the meaning set forth in the Recitals.

“Company Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of Delaware on August 31, 2016.

“Company Common Stock” means a share of the Company’s common stock, par value $0.01 per share.

“Company Common Stockholder” means Wilco Acquisition, LP or its designees.

“Company IT Systems” has the meaning set forth in Section 4.16(e).

“Company Material Adverse Effect” means any change, effect, event, fact, occurrence, condition, circumstance or development that, individually or in the aggregate with all other changes, effects, events, facts, occurrences, conditions, circumstances or developments, has had, or would reasonably be expected to have, a material adverse effect on the business, condition (financial or otherwise) or results of operation, of the Company and its Subsidiaries, taken as a whole; provided, however, that, in no event will any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (a) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which the Company or its Subsidiaries operate (including, for the avoidance of doubt, any loss of customers, suppliers, orders, Contracts or other business relationships resulting from, or in connection with COVID-19); (b) general economic conditions, including changes or developments in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates) including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market; (c) the announcement or consummation of the Transactions, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with the Company or any of its Subsidiaries or the taking of any action required, expressly permitted or otherwise expressly contemplated by this Agreement and the Ancillary Agreements, including the completion of the Transactions, including any action taken at the prior written request, or with the prior written consent, of Acquiror; (d) changes in GAAP or other accounting requirements or principles, as applied to the Company and its Subsidiaries or otherwise, or any changes in applicable Laws, in each case, after the date hereof; (e) the failure of the Company or any of its Subsidiaries to meet or achieve the results set forth in any internal or published budget, plan, projection, prediction or forecast (it being understood that the underlying facts giving rise to such failure may be taken into account); (f) global, national or regional political, financial, economic or business conditions, including government required shutdowns, a presidential election, hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (g) effects arising from or relating to epidemics, pandemics, widespread occurrences of infectious diseases or disease outbreaks, including COVID-19 or any COVID-19 Measures; (h) hurricanes, earthquakes, floods, tsunamis, tornadoes, changes in (or effects in) weather, meteorological conditions or climate, mudslides, explosions, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world and (i) any matter described in the Disclosure Schedules, except, in each case of any of the foregoing clauses “(a),” “(b),” “(d),” “(f),” “(g)” and “(h)” to the extent that such condition has a materially disproportionate impact on the Company, taken as a whole, relative to other companies in the industries in which the Company and its Subsidiaries operate (it being understood and agreed that only such incremental disproportionate impact shall be taken into account in determining whether there has been or will be a “Company Material Adverse Effect”).

“Company Owned Intellectual Property” has the meaning set forth in Section 4.16(b).

“Company Organizational Documents” means the Organizational Documents of the Company.

“Company Owned Intellectual Property” has the meaning set forth in Section 4.16(b).

“Company Permits” has the meaning set forth in Section 4.10(b).

“Company Preferred Consideration Certificate” has the meaning set forth in Section 2.2(a)(ii).

“Company Preferred Stock” means, collectively, the Company Series A-1 Preferred Stock and the Company Series A-2 Preferred Stock.

“Company Requisite Approval” has the meaning set forth in Section 4.2.

“Company Series A-1 Preferred Stock” means the shares of the Company’s Series A-1 Preferred Stock, par value $0.01 per share.

“Company Series A-2 Preferred Stock” means the shares of the Company’s Series A-2 Preferred Stock, par value $0.01 per share.

“Company Stock” means, collectively, the Company Common Stock and the Company Preferred Stock.

“Company Stock Certificate” means certificates of Company Stock that were outstanding immediately prior to the Effective Time.

“Company Stockholder” means the holder of either a share of Company Common Stock or a share of Company Preferred Stock.

“Company Transaction Expense Certificate” has the meaning set forth in Section 2.2(a)(i).

“Contract” means any written contract, agreement, arrangement (excluding any regulatory tariff), note, bond, mortgage, lease, sublease, license or other agreement legally binding on a Party hereto or a Subsidiary thereof.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related health condition or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, face covering, personal protective equipment, social distancing, delay, shut down (including, the shutdown of air cargo routes, shut down of supply chains or certain business activities), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act Families First Act and any future Law, directive, guidelines or recommendations enacted or promulgated by any Governmental Authority, in each case, in connection with or in response to COVID-19.

“COVID-19 Response” means any (i) deviation from the Ordinary Course of Business or (ii) actions, inactions, activities or conduct of the Company or any of its Subsidiaries (whether or not in the Ordinary Course of Business), in each case, reasonably necessary (in the Company’s or applicable Subsidiary’s reasonable discretion), to mitigate, remedy, respond to or otherwise address the effects or impact of COVID-19, including (a) suspending some or all operations of or related to their respective businesses and related activities and (b) implementing or responding to any COVID-19 Measures so long as, in each case, such actions or omissions are reasonably designed to protect the health or welfare of any Person.

“Debt Financing” means a debt financing on terms determined by the Company in good faith in an amount not to exceed (a) the amount necessary to refinance the Indebtedness outstanding under the Existing Credit Agreements and pay any unpaid accrued interest, penalties and premiums (including tender premiums) thereon plus the amount of any reasonable and customary fees, commissions and expenses (including upfront fees, original issue discount or yield payments) incurred in connection with the Debt Financing plus (b) the amount of a revolving credit facility determined by the Company in good faith.

“DGCL” has the meaning set forth in the Recitals.

“Disclosing Party” has the meaning set forth in Section 6.6.

“Disclosure Schedules” means the Disclosure Schedules delivered by the Company and Acquiror concurrently with the execution and delivery of this Agreement.

“Dissenting Shares” has the meaning set forth in Section 1.7(a).

“Earn Out Period” means the time period between the Closing and the ten-year anniversary of the Closing Date.

“Earn Out Shares” has the meaning set forth in Section 3.1(a).

“Effective Time” has the meaning set forth in Section 2.3(e).

“Employment Agreement” has the meaning set forth in the Recitals.

“Environmental Laws” means any Law relating to the protection of the environment or natural resources, or the protection of human health and safety from the presence of Hazardous Materials, including Laws relating to: (i) the exposure to, or releases or threatened releases of, Hazardous Materials; (ii) the generation, processing, distribution, use, treatment, containment, disposal, storage, transport or handling of Hazardous Materials; or (iii) recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity (whether or not incorporated) which together with the Company would be treated as a “single employer” under Section 414(b), (c), (m), or (o) of the Code.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning set forth in Section 1.8(a).

“Exchange Fund” has the meaning set forth in Section 1.8(a).

“Excluded Share” has the meaning set forth in Section 1.5(a).

“Existing Credit Agreements” means (a) the First Lien Credit Agreement, dated as of May 10, 2016, by and among, inter alios, Wilco Purchaser, Inc., as borrower, the lenders from time to time party thereto and Barclays Bank PLC, as administrative agent, and (b) the Second Lien Credit Agreement, dated as of May 10, 2016, by and among, inter alios, Wilco Purchaser, Inc., as borrower, the lenders from time to time party thereto and Wilmington Trust, National Association, as administrative agent, in each case, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Families First Act” means the Families First Coronavirus Response Act, as signed into law by the President of the United States on March 18, 2020.

“Federal Health Care Program” means any “federal health care program” as defined in 42 U.S.C. §1320a-7b(f), including Medicare, state Medicaid programs, state CHIP programs, TRICARE, federal employee health benefit programs, and similar or successor programs with or for the benefit of any Governmental Authority.

“Federal Securities Laws” means the Exchange Act, the Securities Act and the rules and regulations promulgated thereunder.

“Financial Statements” has the meaning set forth in Section 4.7(b).

“Fraud” means a claim for Delaware common law fraud in the making of a representation brought in respect of a representation made in ARTICLE IV or ARTICLE V of this Agreement; provided, that at the time such representation was made (i) such representation was false or inaccurate, (ii) the Party making such representation had actual knowledge of the falsity or inaccuracy of such representation, (iii) such Party had the intent to deceive another Party hereto or to induce such other Party to act or refrain from acting, and (iv) the other Party acted in reliance on such false or inaccurate representation and suffered monetary loss as a result. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“Fully Diluted Basis” means the number of shares of Acquiror Common Stock issued and outstanding at the Closing on a fully diluted basis, including any shares reserved for issuance under the Private Placement Warrants, the Public Warrants and the Incentive Plan.

“GAAP” means United States generally accepted accounting principles, as in effect on the date of this Agreement.

“Governmental Authority” means any federal, state, provincial, municipal or local government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal of (a) the United States or (b) any state, commonwealth, province, territory or possession of the United States and any political subdivision thereof (including counties and municipalities).

“Governmental Order” means any ruling, order, judgment, injunction, edict, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“GSA” has the meaning set forth in Section 4.17(h).

“Hazardous Materials” means: (a) any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, or words of similar meaning or effect under any Law relating to pollution, waste, or the environment or (ii) can form the basis of liability under any Environmental Law; and (b) any petroleum, petroleum products, oil, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials.

“Healthcare Laws” means all applicable Laws and Governmental Orders relating to health care providers and facilities, participation in Federal Health Care Programs, the practice of physical therapy, or otherwise relating to the regulation, provision or administration of, or payment for, healthcare products or services, including (i) all Laws related to the billing or submission of claims, reimbursement or fraud and abuse, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the federal Physician Self-Referral Prohibition (commonly referred to as the “Stark Law”) (42 U.S.C. §1395nn), the Program Fraud Civil Remedies Act (31 U.S.C. §§ 3801-3812), the federal False Claims Act (31 U.S.C. §3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code, the regulations promulgated pursuant to each of the foregoing statutes, and all applicable counterpart state Laws to any of the foregoing; (ii) Medicare (Title XVIII of the Social Security Act), as amended and the regulations promulgated thereunder, including all conditions of participation; (iii) Medicaid (Title XIX of the Social Security Act), as amended and the regulations promulgated thereunder, including all conditions of participation; (iv) TRICARE (10 U.S.C. Section 1071 et seq.), as amended and the regulations promulgated thereunder; (v) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), and the regulations promulgated pursuant to each of the foregoing; (vi) quality, safety and medical necessity Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services; (vii) workers compensation Laws; (viii) Laws relating to the regulation of the corporate practice of physical therapy; and (ix) licensure, permit or authorization Laws relating to the regulation, provision or administration of, or payment for, healthcare products or services, including physical therapy Laws, home health Laws and durable medical equipment and home medical equipment Laws. Healthcare Laws do not include any Information Privacy and Security Laws.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104 191), as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (Pub. L. No. 111-5, 123 Stat. 226), and its implementing regulations (including the Standards for Electronic Transaction and Code Set, the Standards for Privacy of Individually Identifiable Health Information, the Security Standards for the Protection of Electronic Protected Health Information, and Breach Notification for Unsecured Protected Health Information Rules promulgated thereunder).

“HIPAA Policies and Procedures” has the meaning set forth in Section 4.17(i).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Incentive Plan” means an equity incentive plan mutually agreeable to the Company and Acquiror.

“Incentive Plan Proposal” has the meaning set forth in Section 6.4(b).

“Indebtedness” means with respect to any Person, any of the following: (a) all obligations for borrowed money and all obligations evidenced by notes, bonds, debentures or other similar instruments, and, in each case, including any interest accrued thereon; (b) all obligations as lessee under capitalized leases; (c) all obligations to pay the deferred purchase price of assets, property or services, except trade accounts payable and other current liabilities arising in the Ordinary Course of Business, including “earnout” payments and “seller notes”; (d) all obligations created or arising under any conditional sale or other title retention agreement with respect to acquired property; (e) all obligations, contingent or otherwise, under bankers’ acceptances, letters of credit or similar facilities only to the extent drawn as of the date in question; (f) all obligations under any interest rate, currency or similar hedging agreement or other derivative agreement; (g) all unpaid prepayment or similar penalties, premiums, costs, fees, expenses, indemnity and other amounts that arise as a result of the prepayment or discharge of obligations of the kind referred to in clauses “(a)” through “(g)” of this definition or other similar amounts; and (h) all guarantees of such Person with respect to any of the foregoing. For the avoidance of doubt, Indebtedness shall not include (i) trade payables, (ii) any obligations under any performance bond or letter of credit to the extent undrawn, (iii) any intercompany Indebtedness, (iv) any deferred revenue or (v) all liabilities under any agreement between the Company and any of its Subsidiaries, on the one hand, and Acquiror, on the other hand.

“Individualized Agreements” has the meaning set forth in Section 4.13(a).

“Information Privacy and Security Laws” means all applicable Laws that govern the collection, use, storage, sharing, transfer, disclosure and security of Personal Information, including, without limitation, HIPAA and other medical record and patient privacy and security Laws.

“Intellectual Property” all worldwide rights, title and interests associated with or arising out of any intellectual property including: (a) patents and patent applications, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, renewals, extensions and re-examinations thereof; (b) all trademarks, service marks, logos, trade names, brand names, corporate names, Internet domain names and all other identifiers indicating the business or source of goods or services (whether registered, arising under common law or statutory law, or otherwise), and all registrations and applications to register, and renewals of, the foregoing anywhere in the world, and all goodwill associated with any of the foregoing; (c) all trade secrets and rights in confidential or proprietary information; (d) all copyrights and copyrightable works, and all database and design rights, whether or not registered or published, copyright registrations and applications therefor and corresponding rights in works of authorship; and (e) any and all similar, corresponding, or equivalent intellectual property rights anywhere in the world.

“Intended Tax Treatment” has the meaning set forth in the Recitals.

“Interim Financial Statements” has the meaning set forth in Section 4.7(b).

“Intervening Event” means an event, fact, development, circumstance or occurrence that materially and adversely affects the business, assets or operations of the Company and its Subsidiaries, taken as a whole, that is consequential to the Company’s earning power over a long-term duration, and, in each case, that was not known and was not reasonably foreseeable to the Acquiror or the Acquiror Board as of the date hereof (or the consequences of which were not reasonably foreseeable to the Acquiror Board as of the date hereof), and that becomes known to the Acquiror Board after the date of this Agreement, but specifically excluding, in each case, (x) any event, fact, development, circumstance or occurrence that relates to or is reasonably likely to give rise to or result in any offer, inquiry, proposal or indication of interest, written or oral relating to any Alternative Business Combination, (y) general economic conditions, changes in capital markets or any declines or improvements in financial markets and (z) any event, fact, development, circumstance or occurrence arising from, or related to epidemics, disease outbreaks or pandemics (including, for the avoidance of doubt, any event, fact, development, circumstance or occurrence arising from or related to COVID-19 or any COVID-19 Measures).

“Intervening Event Notice” has the meaning set forth in Section 6.4(c).

“Intervening Event Notice Period” has the meaning set forth in Section 6.4(c).

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“Issuance Proposal” has the meaning set forth in Section 6.4(b).

“Key Employees” means Labeed Diab and Joseph Jordan.

“Knowledge of Acquiror” or similar phrases, means the actual knowledge of each of Drew McKnight, Micah Kaplan, Dan Bass and Alex Gillette.

“Knowledge of the Company,” or similar phrases, means the actual knowledge of each of Labeed Diab, Joseph Jordan, Diana Chafey, Erik Kantz, Jaime Lewis, Joanne Fong and Brent Rhodes.

“Law” means any common law, statutes, constitution, treaty, resolutions, rules, codes, regulations, ordinances, restrictions or Governmental Orders of, or issued by, a Governmental Authority.

“Lease” has the meaning set forth in Section 4.12(b).

“Leased Real Property” has the meaning set forth in Section 4.12(b).

“Letter of Transmittal” has the meaning set forth in Section 1.8(b).

“Lien” means any mortgage, pledge, hypothecation, deed of trust, lease, sublease, restriction, easement, security interest, charge, claim, license, option, conditional sale or other title retention agreement, lien or other encumbrance or right of any third party, or any agreement to create any of the foregoing.

“Made Available.” A document or other item of information shall be deemed to have been “Made Available” only if (a) such document or other item of information was included in the Intralinks virtual data room established by the Company in connection with the contemplated Transactions at least one Business Day prior to the date hereof and remained available to Acquiror through the Closing, and (b) Acquiror’s Representatives had access to such document or other item prior to such time, subject to any applicable “clean room” and similar restrictions.

“Material Contracts” has the meaning set forth in Section 4.11(a).

“Material Payor” has the meaning set forth in Section 4.18(a).

“Maximum Amount” has the meaning set forth in Section 6.11(b).

“Merger Proposal” has the meaning set forth in Section 6.4(b).

“Material Supplier” has the meaning set forth in Section 4.18(b).

“Merger” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the Preamble.

“Merger Sub Board” means the board of directors of Merger Sub.

“Merger Sub Common Stock” has the meaning set forth in Section 5.5(b).

“Minimum Cash Balance” means an amount equal to $472,500,000.

“Nondisclosure Agreement” means that certain Nondisclosure Agreement, dated as of December 13, 2020, by and between ATI Holdings Acquisition, Inc. and Acquiror.

“Non-Party Affiliates” has the meaning set forth in Section 9.15.

“Notice” has the meaning set forth in Section 9.4.

“OFAC” has the meaning set forth in Section 4.17(h).

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice of the Company, the Company’s Subsidiaries, or the Business, as applicable.

“Organizational Documents” means: (a) in the case of a Person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural Person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization, and in each case, as in effect as of the date hereof.

“Outside Date” has the meaning set forth in Section 8.1(b).

“Party” means, individually, each of Acquiror, Merger Sub and the Company. Acquiror, Merger Sub and the Company are referred herein collectively as the “Parties.”

“Payor” means any insurer, health maintenance organization, health care benefit plan, third party administrator, employer, union, trust, governmental program (including any Federal Health Care Program), preferred provider organization, managed care program, or other consumer or customer of health care services that has authorized the Company or any of its Subsidiaries as a provider or supplier of health care services to its members, beneficiaries, participants or the like thereof, or to whom the Company or any of its Subsidiaries has submitted a claim for, or received reimbursement for, health care products or services.

“PCAOB” means the United States Public Company Accounting Oversight Board.

“Per Share Common Stock Consideration” means the Aggregate Common Stock Consideration divided by the number of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Per Share Consideration” has the meaning set forth in Section 1.5(b).

“Per Share Preferred Cash Consideration” means the Aggregate Preferred Cash Consideration divided by the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

“Per Share Preferred Consideration” means, collectively, the Per Share Preferred Cash Consideration and the Per Share Preferred Stock Consideration.

“Per Share Preferred Stock Consideration” means the Aggregate Preferred Stock Consideration Amount divided by the number of shares of Company Preferred Stock outstanding immediately prior to the Effective Time.

“Permits” means all permits, licenses, franchises, accreditations, classifications, grants, exceptions, certificates of authority, authorizations, approvals, registrations and other similar documents and authorizations issued by or obtained from a Governmental Authority.

“Permitted Company Acquisition” means any acquisition by the Company of any corporation, partnership, association, joint venture or other business organization or division thereof or Person (i) by merger or consolidation with such Person or (ii) by the purchase of substantially all of the assets of such Person, in each case so long as such acquisition(s) do not, individually or in the aggregate, exceed $15,000,000.

“Permitted Liens” means (a) warehousemen’s, mechanic’s, materialmen’s, carriers’, repairers’, builders’, suppliers’, construction and other Liens arising or incurred in the Ordinary Course of Business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments, utilities or other governmental charges not yet delinquent and payable as of the Closing Date or which are being contested in good faith, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way, servitudes, restrictive covenants, reciprocal agreements, cost-sharing agreements and similar restrictions affecting title to the real property and other title defects) to the extent that such encumbrance or restriction does not affect the operations of the Company or materially impair the value of the property affected thereby, (d) Liens securing the obligations of the Company and the Company Subsidiaries under any existing credit or other finance agreement to the extent permitted or not restricted under the terms of this Agreement (including any Existing Credit Agreement), (e) Liens securing any Indebtedness to the extent permitted under the terms of this Agreement, (f) Liens granted to any lender at the Closing in connection with any financing by Acquiror of the Transactions, (g) zoning, building codes and other land use Laws, by-laws, regulations and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property; provided that neither the operations of the Company and its Subsidiaries taken as a whole nor the value of the Company’s property affected is materially adversely affected thereby, (h) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (i) development agreements, subdivision agreements, site plan control agreements, servicing agreements and other similar agreements with any Governmental Authority or utility company affecting the development, servicing use or operation of any real property and any Liens in respect of security given to any Governmental Authority or utility company in connection therewith; provided that neither the operations of the Company and its Subsidiaries taken as a whole nor the value of the Company’s property affected is materially adversely affected thereby, (j) non-exclusive licenses of Intellectual Property entered in the Ordinary Course of Business, (k) purchase money Liens and Liens securing rental payments under capital lease arrangements, (l) restrictions in joint venture agreements on the applicable joint venture granting Liens on its assets or the equity interests of such joint venture, (m) Liens incurred or pledges or deposits made in the Ordinary Course of Business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefit, and (n) such other Liens which arise in the Ordinary Course of Business that are not material in amount and/or do not materially impair the value or the continued use and operation of the property affected thereby.

“Person” means any individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Information” means, in addition to any definition for any similar term (e.g., “personal data” or “personally identifiable information” or “protected health information”) provided by applicable Law, all information that identifies an individual person.

“PIPE Investment” has the meaning set forth in the Recitals.

“PIPE Investment Amount” has the meaning set forth in the Recitals.

“PIPE Investors” has the meaning set forth in Section 5.9(b).

“Policies” has the meaning set forth in Section 4.20.

“Pre-Closing Period” has the meaning set forth in Section 6.1.

“Preferred Stock Adjusted Base” equals the Closing Cash Liquidation Amount less the Aggregate Preferred Cash Consideration.

“Private Placement Warrants” has the meaning set forth in Section 5.5(a).

“Proxy Clearance Date” has the meaning set forth in Section 6.3(c).

“Proxy Statement” has the meaning set forth in Section 6.3(a).

“Public Warrants” has the meaning set forth in Section 5.5(a).

“Redemption Amount” means any amounts paid to Acquiror Common Stockholders in connection with the Acquiror Stock Redemption.

“Reference Time” means 5:00 p.m. Eastern Time on the date that is two Business Days immediately prior to the Closing Date.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective directors, officers, employees, managers, members, stockholders, partners, incorporators, trustees, counsel, financial advisors, auditors and other agents or authorized representatives acting on the behalf of such Person.

“Sanctioned Jurisdiction” means, at any time, a country, region or territory which is itself the subject of comprehensive Sanctions (as of the date hereof, Cuba, Iran, North Korea, Syria, and the Crimea Region).

“Sanctioned Person” shall mean (a) any Person named on any Sanctions-related list maintained by the government of the United States, including the OFAC or the U.S. Department of State, (b) any Person organized or resident in a Sanctioned Jurisdiction or (c) any Person owned fifty percent or more or controlled by any such Person or Persons described in the preceding clauses “(a)” or “(b).”

“Sanctions” shall mean economic or financial sanctions or trade embargoes administered or enforced from time to time by the United States government (including OFAC and the U.S. Department of State).

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.18.

“SEC” the United States Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 5.6(a).

“Securities Act” means the United States Securities Act of 1933, as amended.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable Federal Securities Laws and, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Organizational Documents.

“Skadden” has the meaning set forth in Section 9.16(b).

“Skadden Privileged Communications” has the meaning set forth in Section 9.16(b).

“Skadden Waiving Parties” has the meaning set forth in Section 9.16(b).

“Skadden WP Group” has the meaning set forth in Section 9.16(b).

“Special Meeting” has the meaning set forth in Section 6.4(a).

“Sponsor” means Fortress Acquisition Sponsor II LLC.

“Sponsor Letter Agreement” has the meaning set forth in the Recitals.

“Stock Exchange” means the New York Stock Exchange.

“Stock Exchange Notice” has the meaning set forth in Section 6.17(a).

“Stockholders Agreement” has the meaning set forth in the Recitals.

“Subscription Agreements” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Surviving Company” has the meaning set forth in the Recitals.

“Surviving Provisions” has the meaning set forth in Section 8.2.

“Tax” or “Taxes” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, unemployment, compensation, social security (or similar), withholding, payroll, ad valorem, transfer, windfall profits, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, registration, value added, capital gains, goods and services, sales, use, or other tax, charge, duty, fee, levy or other governmental charge in the nature of a tax, however denominated, together with any interest, penalty or any other additional amount imposed with respect thereto by (or otherwise payable to) a Governmental Authority.

“Tax Returns” means any return, report, declaration, report, claim for refund, election, disclosure, statement, estimate, information return or other document (including schedules, attachments or any related or supporting information and any amendments thereof) filed or required to be filed with any Governmental Authority in connection with or related to the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

“Tax Sharing Agreement” means any Tax allocation, Tax sharing, Tax indemnification agreement or any other agreement or arrangement (including any provision of a Contract) pursuant to which any Person is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings.

“Terminating Company Breach” has the meaning set forth in Section 8.1(d).

“Terminating Acquiror Breach” has the meaning set forth in Section 8.1(e).

“Third Party Payor Program” means all third party Payor programs (including Medicare, Medicaid, TRICARE, workers compensation, or any other federal or state health care programs, as well as Blue Cross and/or Blue Shield, managed care plans, or any other private insurance program).

“Transaction Expenses” means the fees, costs and expenses incurred, accrued, paid or payable by Acquiror, Merger Sub, the Company or any of the Company’s Subsidiaries, as the case may be, in connection with the Transactions, including any financing fees, legal, accounting, financial advisory, investment banking, underwriting (including deferred underwriting fees) and other advisory, transaction or consulting fees, costs and expenses.

“Transaction Proposals” has the meaning set forth in Section 6.4(b).

“Transactions” has the meaning set forth in the Recitals.

“Treasury Regulations” means the regulations promulgated under the Code.

“Triggering Event I” means the date on which the Common Share Price is greater than $12.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event II” means the date on which the Common Share Price is greater than $14.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event III” means the date on which the Common Share Price is greater than $16.00 after the Closing Date, but within the Earn Out Period.

“Triggering Event” means, collectively, Triggering Event I, Triggering Event II, and Triggering Event III.

“Trust Account” has the meaning set forth in Section 5.9(a).

“Trust Account Claims” has the meaning set forth in Section 6.12(b).

“Trust Agreement” has the meaning set forth in Section 5.9(a).

“Trustee” has the meaning set forth in Section 5.9(a).

“Updated Financial Statements” has the meaning set forth in Section 6.3(b).

“Updated Quarterly Financial Statements” has the meaning set forth in Section 6.3(b).

“Weil” has the meaning set forth in Section 9.16(a).

“Weil Privileged Communications” has the meaning set forth in Section 9.16(a).

“Weil Waiving Parties” has the meaning set forth in Section 9.16(a).

“Weil WP Group” has the meaning set forth in Section 9.16(a).

“Year-End Financial Statements” has the meaning set forth in Section 4.7(a).

Section 10.2 Construction. The Parties have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumptions or burdens of proof shall arise favoring any Party by virtue of the authorship of any of the provisions of this Agreement. The section headings contained in this Agreement are inserted for convenience or reference only and shall not affect in any way the meaning or interpretation of this Agreement. Further, in this Agreement:

(a) References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b) The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement.

(c) Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all.”

(d) Unless otherwise specified, any reference to any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

(e) Any reference to a numbered schedule means the same-numbered section of the Disclosure Schedules. Any reference in a schedule contained in the Disclosure Schedules shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties (or applicable covenants) contained in this Agreement to which the relevance of such item thereto is reasonably apparent. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty (or applicable covenants) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would reasonably be expected to have a Company Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement. Any capitalized terms used in any Disclosure Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement (or, in the absence of any ascribed meaning, the meaning customarily ascribed to any such term in the applicable industry or in general commercial usage).

(f) If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g) References to “$” or Dollars means United States Dollars.

(h) Captions are not a part of this Agreement, but are included for convenience, only.

(i) Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties hereto have each executed and delivered this Agreement as of the day and year first above written.

FORTRESS VALUE ACQUISITION CORP. II

By:	/s/ Andrew A. McKnight
Name: Andrew A. McKnight
Title: Chief Executive Officer

FVAC MERGER CORP. II

By:	/s/ Andrew A. McKnight
Name: Andrew A. McKnight
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

WILCO HOLDCO, INC.

By:	/s/ Labeed Diab
Name: Labeed Diab
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]